Dated 21 March 2024
Asset Purchase Agreement
between
XLMedia PLC and XLMedia Publishing Limited
as Sellers
GDC Media Limited and GDC UKGB Limited
as Purchasers
Gambling.com Group Limited
as Guarantor

White & Case llp
5 Old Broad Street
London EC2N 1DW

Table of Contents
Page

1. Interpretation	1
1.1 In this Agreement:	1
“Asset Migration” means the practical migration of all Assets and Transferring Employees from the Sellers’ IT systems and platforms to the Purchasers’ IT systems and platforms, including the tasks to be carried out by the Parties in accordance with Schedule 8 (Asset Migration Plan and Requirements);	2
“Target Revenue” has the meaning given in Schedule 9;	6
1.2 The expression “in the agreed terms” means in the form agreed between the Purchasers and the Sellers and signed for the purposes of identification by or on behalf of the Purchasers’ Representative and Sellers’ Representative or identified as being in the agreed terms through email correspondence between the Purchasers’ Lawyers and the Sellers’ Lawyers.	7
1.3 Any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form, including email.	7
1.4 References to “include” or “including” are to be construed without limitation.	7
1.5 References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.	7
1.6 References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, governmental or regulatory authority or other body or entity (whether or not having separate legal personality).	7
1.7 References to a “contract” (including the Contracts) are to any agreement, arrangement, understanding or commitment whether or not in writing.	7
1.8 The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.	7
1.9 Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.	7
1.10 References to Clauses, paragraphs and Schedules are to clauses and paragraphs of, and schedules to, this Agreement. The Schedules form part of this Agreement.	7
1.11 References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision.	7
1.12 References to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.	7
1.13    All payments required in accordance with this Agreement shall be made in US$. For the purposes of applying a reference to a monetary sum expressed in US$, an amount in a different currency shall be converted into US$ at an exchange rate five (5) Business Days prior to payment of the relevant amount equal to the mid-point closing rate for converting that currency into US$ on that date as quoted in the London edition of the Financial Times first next published (or, if no such rate is quoted in the Financial Times, the mid-point closing rate quoted by Lloyds Banking Group plc in London). In relation to a Claim, the date of such conversion shall be the date of receipt of notice of that Claim in accordance with Schedule 3 (Warranties).
8
1.14 The expressions “ordinary course of business” or “business in the ordinary course” mean, in relation to the Assets, the ordinary and usual course of business of the Sellers consistent in all material respects (including nature and scope) with prior practice in relation to the operation of the Assets.	8
1.15 Unless expressly provided otherwise, the provisions of this Agreement which relate to the Sellers or the Purchasers (as the case may be) are given and entered into by those Sellers or Purchasers jointly and severally.	8

(i)

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1.16 Each Purchaser may release or compromise the liability of a Seller without affecting the liability of the other Sellers. Each Seller may release or compromise the liability of a Purchaser without affecting the liability of the other Purchasers. If any liability of a Seller or Purchaser is, or becomes illegal, invalid or unenforceable in any respect, this shall not affect or impair the (i) liability of the other Sellers or Purchasers (as applicable), or (ii) the other obligations of that Seller or Purchaser (as applicable), under this Agreement.	8
2. Sale and Purchase	8
1.1 The Sellers shall sell and procure the sale of, and Purchaser 1 shall purchase, the assets listed below (the “Assets”) with effect from Completion:	8
1.2 The Sellers shall transfer and procure the transfer of legal and beneficial title to the Assets to Purchaser 1 free from all Encumbrances. Unless expressly provided otherwise, legal and beneficial title to all of the Assets shall pass to Purchaser 1 at the Completion Effective Date.	8
1.3 The Sellers hereby waive and shall procure the waiver by any member of the Sellers’ Group of any restrictions on transfer that they may have or may exist in any of their constitutional documentation in relation to the Assets.	8
1.4 Purchaser 1 may, but shall not be obliged to, complete the purchase of any of the Assets unless the purchase of all the Assets is completed simultaneously.	8
1.5 The rights in and with respect to the Domains shall be assigned, and the registrations and control of the Domains shall be transferred, to the relevant transferee set forth in the relevant Domain Name Transfer Deed pursuant to and on the terms of the execution and delivery, on the Completion Meeting Date, by the relevant transferor set forth in the relevant Domain Name Transfer Deed and the relevant transferee of the Domain Name Transfer Deeds.	8
1.6    Each Seller, on behalf of itself and all other members of the Sellers’ Group, with effect on and from Completion Effective Date, hereby absolutely and irrevocably assigns to Purchaser 1, and Purchaser 1 hereby accepts the assignment of, all of the right, title and interest of the relevant Seller or any other member of the Sellers’ Group in and to all Asset Intellectual Property Rights. The Sellers shall, and shall procure that all other member of the Sellers’ Group that own any right, title and interest in or to any Asset Intellectual Property Rights, do, execute and deliver (or procure to be done, executed and delivered) at the Purchasers' sole cost all such further acts, documents and things reasonably required by Purchaser 1 in order to give full effect to the assignments under this Clause 2.6.
9
1.7 Risk in the Assets to be sold and purchased under this Agreement shall pass at the Completion Effective Date.	9
3. Conditions	9
1.1 The obligations of the Parties to complete the sale and purchase of the Assets are in all respects conditional on the satisfaction (or waiver, as the case may be) of those matters set out in Schedule 1 (the “Conditions”).	9
1.2 The Parties shall use all commercially reasonable endeavours to facilitate and procure the fulfilment of the Conditions as soon as reasonably practicable and in any event prior to the Long Stop Date.	9
1.3 The Purchasers may waive in whole or in part all or any of the Conditions by written notice to the Sellers’ Representative.	9
1.4 The Sellers, on being requested to do so, shall provide such reasonable assistance and co-operation as the Purchasers may reasonably require to satisfy the Conditions.	9
1.5 Each Party shall notify the other Parties as soon as reasonably practicable and in any event within three (3) Business Days of becoming aware that any of the Conditions has been satisfied or has (in such Party’s reasonable opinion) become incapable of satisfaction.	9

(ii)

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1.6 If any of the Conditions set out in paragraph 1 of Schedule 1 (Conditions) and paragraph 2 of Schedule 1 (Conditions) is not fulfilled or waived by the Long Stop Date, each of the Sellers’ Representative and the Purchasers’ Representative may by written notice to the other terminate this Agreement with immediate effect.	9
1.7 If this Agreement is terminated in accordance with Clause 3.6, the rights and obligations of the Parties under this Agreement shall cease immediately (save in respect of rights and liabilities that the Parties have accrued prior to termination), provided that the Continuing Provisions shall continue to have effect.	9
4. Consideration	9
1.1 Subject to Clause 4.2, the consideration for the sale of the Assets shall be:	9
1.2 The “Variable Component” shall be an amount calculated in accordance with the following formula, and cannot be less than zero United States Dollars (US$0), or exceed five million United States Dollars (US$5,000,000) (the “Maximum Variable Component”):	9
1.3 Purchaser 1 shall pay to the Sellers’ Designated Account the Fixed Consideration in the following instalments:	10
1.4 Purchaser 1 shall pay to the Sellers’ Designated Account an amount equal to the Variable Component (if any) on the Third Instalment Payment Date.	10
1.5 The payment of the First Instalment Amount, the Second Instalment Amount, the Third Instalment Amount and the Variable Component (if applicable), shall discharge the obligations of the Purchasers under Clauses 2 (Sale and Purchase) and 4 (Consideration), and the Purchasers shall not be concerned with the apportionment among the Sellers or the application of such sums by the Sellers.	10
1.6 The provisions of Schedule 9 (Revenues and Deduction Amounts) shall have effect where applicable.	10
5. Pre-Completion Obligations	10
1.1 The Sellers shall procure that from the date of this Agreement until Completion, the Assets will be operated and used in the ordinary course and that, in the absence of the prior written consent of the Purchasers’ Representative (which shall not be unreasonably withheld), neither a Seller nor any other member of the Sellers’ Group will do or agree to do any of the following:	10
1.2	11
6. Completion	11
1.1 The Completion Meeting shall take place at 9:00 a.m. UK time on the Completion Meeting Date remotely by the electronic exchange of documents or at such other place as is agreed by the Sellers and the Purchasers.	11
1.2 At the Completion Meeting, the Sellers shall undertake those actions listed in Part 1 of Schedule 2 (Completion Arrangements) and the Purchasers shall undertake those actions listed in Part 2 of Schedule 2 (Completion Arrangements).	11
1.3 If there is a material breach by a Party of Clause 6.2 and Part 1 or Part 2 of Schedule 2 (Completion Arrangements) on the Completion Meeting Date, the Sellers’ Representative may (where a Purchaser is the defaulting Party) and the Purchaser’s Representative may (where a Seller is the defaulting Party):	11
1.4    The Parties acknowledge that, following the date of this Agreement, the Sellers may provide additional information to the Purchasers to allow the Sellers and Purchasers to better assess the information required to be included in Schedule 5 (Transferring Employees), Schedule 6 (Novation Contracts), Schedule 7 (Domains), Schedule 8 (Asset Migration Plan and Requirements), Schedule 10 (Operator Accounts) and Schedule 11 (Revenue Collection Process) (the “Signing Schedules”). Immediately following the date of this Agreement, the Parties agree to cooperate reasonably and discuss in good faith any required and relevant amendment or updates to the Signing Schedules. If any such amendments or updates to a Signing Schedule are agreed, such updated schedule shall, with effect from Completion, replace the applicable Schedule.
11

(iii)

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7. Post-Completion Obligations	12
General Obligations	12
1.1 As soon as practicable following Completion, upon the request by the Purchasers’ Representative, the Sellers shall join with the Purchasers in sending out a notice in the agreed terms to all relevant online gambling operators, other customers and suppliers in relation to the Assets, informing them of the sale and purchase of the Assets.	12
1.2 All correspondence relating to the Assets that is received by a Seller or any other member of the Sellers’ Group on or after Completion shall be passed to Purchasers’ Representative as soon as reasonably practicable.	12
1.3 The Sellers shall at their own cost procure that as soon as reasonably practicable following Completion:	12
Asset Migration	12
1.4 One (1) Business Day following the date of this Agreement, the Parties shall initiate the Asset Migration. For the avoidance of doubt, the initiation of the Asset Migration shall not affect the date of passing of the legal and beneficial title to all of the Assets pursuant to Clause 2.2, provided that the Sellers’ Representative and the Purchasers’ Representative during the Migration Period may agree to a date of passing of the legal and beneficial title for a Romanian Asset that falls after the Completion Effective Date but before the expiry of the Migration Period.	12
1.5 If the Parties agree to delay the transfer of legal and beneficial title of any Romanian Asset pursuant to Clause 7.4 and no transfer takes place prior to the expiry of the Migration Period, then the relevant Romanian Asset shall be treated as Excluded Assets for the purposes of this Agreement with an aggregate value of zero United States Dollars (US$0.00).	12
1.6 The Parties shall use all commercially reasonable efforts to complete the Asset Migration during the Migration Period.	12
1.7 During the Migration Period:	12
Revenue reporting	13
1.8 The Purchasers’ Representative shall:	13
1.9 In the event of any dispute by the Sellers of the monthly reconciliations or the quarterly reconciliations referred to in Clause 7.8 above, the following process shall apply:	13
1.10 The reporting obligations in Clause 7.8 shall cease once the Purchasers’ Representative have served the Revenue Performance Statement to the Sellers’ Representative.	13
8. Liabilities	13
1.1 The Purchasers shall pay, satisfy and discharge all debts, liabilities, costs, claims, demands expenses and obligations in connection with the Assets incurred in or relating to the period from (and including) the Completion Effective Date, and indemnify and hold the Sellers and each member of the Sellers’ Group harmless from and against any and all Losses suffered or incurred by them arising therefrom.	13
1.2 The Sellers shall pay, satisfy and discharge all debts, liabilities, costs, claims, demands expenses and obligations in connection with the Assets incurred in or relating to the period prior to the Completion Effective Date, and indemnify and hold the Purchasers and each member of the Purchasers’ Group harmless from and against any and all Losses suffered or incurred by them arising therefrom.	14
9. Transfer of Contracts	14

(iv)

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1.1 The Sellers, or any other relevant member of the Sellers’ Group, without incurring expense other than application of human and other internal non-monetary resources of the Sellers in existence immediately prior to the date of this Agreement (and, in respect of human resources, this shall not include any personnel who voluntarily exit their roles or whose employment or engagement is terminated for gross misconduct):	14
1.2 Following the Completion Effective Date, if requested by the Purchasers, the Parties shall establish a working group to discuss the process and progress in respect of obtaining Third Party Consents (the “Working Group”). The Working Group shall meet every week for a period of six months from the Completion Effective Date, unless the Purchasers’ Representative notifies the Sellers’ Representative in writing that such meeting is not required.	15
1.3 If any Third Party Consent is not obtained by Completion, then for a period of six months commencing on the Completion Effective Date, until that Third Party Consent is obtained, the Sellers or member of the Sellers’ Group as appropriate shall hold or procure that the benefit of each such Contract is held as trustee on trust for the Purchasers, and shall promptly pay or deliver to the Purchasers all benefits received under such Contracts after Completion (provided that nothing herein shall require the Sellers to account to the Purchasers for the Receivables).	15
10. Undertakings in relation to Receipts and Receivables	15
1.1 The Purchaser’s Representative shall notify the Sellers’ Representative as soon as reasonably practicable in writing of any communication or payment received in respect of any of the Receivables received at any time following Completion. If a Purchaser or a member of the Purchasers’ Group receives any payment in respect of a Receivable, it shall be held as trustee on trust for the Sellers, on the basis that it will give written details of any such payment to the Sellers’ Representative and as soon as reasonably practicable account to the Sellers’ Representative for the amount received.	15
1.2 The Sellers’ Representative shall notify the Purchasers’ Representative as soon as reasonably practicable in writing of any payment received in respect of any of the Assets (other than the Receivables). If a Seller or a member of the Sellers’ Group receives any payment in respect of the Assets (other than a Receivable), it shall be held as trustee on trust for the Purchasers, on the basis that it will give written details of any such payment to the Purchasers’ Representative and as soon as reasonably practicable account to the Purchasers’ Representative for the amount received.	15
11. Apportionments	15
1.1 All periodical charges and outgoings attributable to the Assets and all liabilities in relation to wages, salaries, insurance and all other payments to or in respect of the Transferring Employees (the “Charges”) shall be apportioned as follows:	15
1.2 All revenues, income and other periodical receipts relating to the operation of the Assets (the “Revenues”) shall (save as otherwise provided in this Agreement) be apportioned between the Sellers and the Purchasers as follows:	15
1.3 If specific revenues, income, costs or expenses cannot be calculated or apportioned in accordance with Clause 11.2, the Parties agree that such revenues, income, costs or expenses shall be apportioned pro rata between the Parties based on the relevant number of days during which the Parties have had title to, interest in and the liabilities and risks attributable to that relevant Asset.	15
1.4 The collection of the Revenues relating to the relevant Contracts shall be handled in good faith between the Parties in accordance with the principles set out in Clauses 11.1 and 11.2 above and the process set out in Schedule 11 (Revenue Collection Process).	16
1.5 The Parties agree to settle any amounts pursuant to this Clause 11 by issuing and paying an appropriate invoice (the issuing Party being the “Invoicing Party” and the receiving party being the “Invoiced Party”). In the event of any dispute in relation to the settlement of payment, the following process shall apply:	16

(v)

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12. Employees	16
1.1    The Sellers shall retain the services of the Transferring Employees with the intent that their contracts of employment shall continue in force until Completion and then be transferred to the relevant Purchaser or another member of the Purchasers’ Group under the Transfer Regulations, and the Sellers shall comply with all their obligations under such contracts of employment, under statute and under any agreement with any trade union or other employee representative body in relation to the Assets. In particular, without limitation to the foregoing, the Sellers shall not take any steps, and shall procure that no steps are taken, before Completion to:
16
1.2 The Parties agree that the Transfer Regulations will apply:	16
1.3 Notwithstanding anything to the contrary in this Clause 12, to the extent that the liability of the Purchasers or any member of the Purchasers' Group arises or is increased as a result of the Subsequent Transfer and would not otherwise have existed as a result of the Initial Transfer, no provision of this Clause 12 requiring the Sellers to indemnify any Purchaser or any member of the Purchasers' Group shall have effect.	17
1.4 The Sellers shall comply (and procure that each relevant member of the Sellers’ Group complies) and the Purchasers shall comply (and procure that each relevant member of the Purchasers’ Group complies) with its, or their, obligations under the Transfer Regulations.	17
1.5 Each Party shall cooperate and provide such assistance to the other party as is reasonably necessary in order to fulfil their respective obligations under the relevant Transfer Regulations.	17
1.6 The Sellers shall promptly notify the Purchasers of any notice of resignation or termination received or given by any member of the Sellers’ Group from or to any Transferring Employee or Cyprus Employee which is to take effect to terminate the Transferring Employee’s or Cyprus Employee's employment on or after the date of this Agreement, and:	17
1.7 The Sellers shall indemnify and hold each member of the Purchasers’ Group harmless from and against all Losses suffered or incurred by it or them arising from, or in connection with, any employment-related claim and/or other employment related liabilities that any member of the Purchasers’ Group incurs in respect of:	17
1.8 The Purchasers shall indemnify and hold each member of the Sellers’ Group harmless from and against all Losses suffered or incurred by it or them arising from, or in connection with, any employment-related claim and/or other employment related liabilities that any member of the Sellers’ Group incurs in respect of:	17
1.9 If the employment contract of any Transferring Employee does not have, or is alleged not to have, effect after Completion as if originally made with the relevant Purchaser or another member of the Purchasers’ Group:	18
1.10 If the employment contract of any Retained Employee has, or is alleged to have, effect after Completion as if originally made with the relevant Purchaser or another member of the Purchasers’ Group:	18
1.11 The Sellers shall indemnify and hold each member of the Purchasers’ Group harmless from and against all Losses suffered or incurred by it or them arising from, or in connection with, any employment-related claim and/or other employment related liabilities that any member of the Purchasers’ Group incurs in respect of:	19
1.12 The Sellers and the Purchasers shall work together in good faith properly and efficiently to:	19
13. VAT	19

(vi)

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1.1    All amounts expressed in this Agreement as being payable by any Party hereto are expressed exclusive of any VAT which may be chargeable thereon and the amount of any such VAT shall be payable in addition thereto in accordance with this Clause 13. Purchaser 1 confirms that it shall be liable to pay VAT in Ireland on the acquisition of the Assets and it will self-account for such VAT within any applicable time limits and will provide evidence of having self-accounted for such VAT to the Purchasers within 30 Business Days of Completion. Purchaser 1 shall provide details of its VAT registration (including its registration number) to the Sellers on Completion.
19
1.2    In the event that HMRC determine that VAT is chargeable on the sale of the Assets hereunder or any of them then the Sellers shall immediately notify the Purchasers of such determination (the “Determination”) and the Purchasers, within 10 Business Days of being notified of the Determination, may give written notice to the Sellers that they require the relevant Seller(s) to request a review by HMRC (the “Review”) of the Determination and the relevant Seller(s) shall, as soon as reasonably practicable, request HMRC to undertake a Review provided that all third party costs incurred by the Sellers under this Clause 13.2 shall be paid by the Purchasers within ten Business Days of such costs being notified by the Sellers to the Purchasers.
20
1.3    A Seller shall, on receiving the decision of HMRC arising out of a Review (the “Decision”), promptly notify (and provide a copy to) the Purchasers of the Decision and the Purchasers may give written notice to the Sellers within 10 Business Days of being notified of the Decision that it requires the Seller to make an appeal against the Decision and in such manner as the Purchasers shall reasonably request from time to time provided that: (i) all third party costs incurred by the Sellers under this Clause 13.3 shall be paid by the Purchasers within ten Business Days of such costs being notified by the Sellers to the Purchasers; and (ii) the Purchasers shall be required to pay to the Sellers an amount equal to the outstanding VAT that is required to be paid by the Sellers prior to the filing of such an appeal.
20
1.4    If: (a) the Purchasers have not exercised their rights under Clause 13.2; (b) the Purchasers have not exercised their rights under Clause 13.3; or (c) the court or tribunal to which the final appeal has been made under Clause 13.3 has made its decision (the “Final Decision”), the Purchasers shall pay, subject to the receipt of a valid VAT invoice, to each Seller an amount equal to the VAT for which the Seller is required to finally account to HMRC (plus any amount constituting interest and/or penalties for which the Purchasers are liable in respect of such VAT) (the “Final VAT Amount”) or account for such Final VAT Amount under the reverse charge procedure (as applicable), in each case less any amount previously paid under Clause 13.3(ii) or if the amount previously paid under Clause 13.3(ii) exceeds the Final VAT Amount, the Sellers shall pay to the Purchaser: (i) in a case where the Sellers have not accounted to HMRC for the VAT, an amount equal to the excess within 10 Business Days of being notified of the decision or Final Decision (as the case may be); or (ii) in a case where the Sellers have accounted to HMRC for the VAT (in which case the Sellers shall use all reasonable endeavours to obtain from HMRC a repayment of the overpaid VAT and interest payable on it), the amount recovered from HMRC (including any interest so recovered) within 10 Business Days of the repayment of VAT from HMRC, and in each case, deliver to each Purchaser a valid credit note for VAT purposes provided that all third party costs incurred by the Sellers under this Clause 13.4 shall be paid by the Purchasers within ten Business Days of such costs being notified by the Sellers to the Purchasers.
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14. Purchasers’ Warranties	20
Each Purchaser warrants to the Sellers that, as at the date hereof:	20
15. Sellers’ Warranties	21

(vii)

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1.1 Each Seller warrants to the Purchasers that each of the Warranties is, at the date hereof, true and accurate and will continue to be true and accurate up to and including the Completion Effective Date, and that each of the Fundamental Warranties is true and accurate at the Completion Effective Date.	21
1.2 Each Seller shall not be liable under the Warranties (other than the Fundamental Warranties) to the extent that facts, matters or circumstances which qualify such Warranties are Disclosed in this Agreement, the Disclosure Letter, the Supplementary Disclosure Letter or the Data Room.	21
1.3 The Sellers’ Representative shall notify the Purchasers’ Representative in writing with details of any breach of any of the Warranties promptly after it becomes aware of the same (and, for the period between the date of this Agreement and Completion, may do so by delivering to the Purchasers' Representative the Supplementary Disclosure Letter).	21
1.4 Each Seller undertakes to irrevocably waive any right and claim which it may have against any Transferring Employee arising in connection with this Agreement or any other Transaction Document, save in the case of fraud.	21
1.5 Each of the Warranties shall be separate and independent and (unless expressly provided otherwise) shall not be limited by reference to any other Warranty or by anything in this Agreement.	21
1.6 Any Warranties expressed to be given “so far as the Sellers are aware” or otherwise qualified by the knowledge of the Sellers shall be deemed to be the actual knowledge of David King, Caroline Ackroyd, Nigel Leigh, and Karen Tyrrell.	21
16. Sellers’ Limitations on Liability	21
17. Unacceptable Revenues Payment Covenant	21
1.1 Subject to the remainder of this Clause 17, the Sellers covenant to pay to the Purchasers an amount equal to all revenue generated by the Assets in the period commencing on the Completion Effective Date to 31 December 2024 that comes from Unacceptable Revenue Sources (the “2024 Unacceptable Revenue Amount”) within (ten) 10 Business Days of the 2024 Unacceptable Revenue Amount being agreed or determined in accordance with this Clause 17.	21
1.2 If a Purchaser or any member of the Purchasers' Group receives any 2024 Unacceptable Revenue Amount that such recipient or another member of the Purchasers' Group is able to accept (the “Accepted Revenue”), such Accepted Revenue shall not be considered a 2024 Unacceptable Revenue Amount.	21
1.3    Subject to Clause 17.4, for the period from the Completion Effective Date to 31 December 2024 (each date inclusive), the Purchasers’ Representative shall provide to the Sellers’ Representative a monthly reconciliation of all revenues attributable to the Assets, from an Unacceptable Revenue Source (each, a “Monthly Unacceptable Revenue Amount”), together with working papers, calculations, notes, explanations and other data reasonably requested by the Sellers’ Representative in respect of such reconciliation. Such reconciliations shall be delivered no later than thirty (30) calendar days from the end of the relevant calendar month.
22
1.4    If any revenues attributable to the Assets are collected by the Sellers on behalf of the Purchasers in the period from the Completion Effective Date to 31 December 2024 (each date inclusive), the Sellers’ Representative shall provide to the Purchasers’ Representative a monthly reconciliation of all such revenues from an Unacceptable Revenue Source (also, a “Monthly Unacceptable Revenue Amount”), together with working papers, calculations, notes, explanations and other data reasonably requested by the Purchasers’ Representative in respect of such reconciliation. Such reconciliations shall be delivered no later than thirty (30) calendar days from the end of the relevant calendar month.
22
1.5 In the event of any dispute by a Party of a Monthly Unacceptable Revenue Amount or the 2024 Unacceptable Revenue Amount, the following process shall apply:	22

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1.6    The Accounting Expert shall act in its capacity as an expert and not as an arbitrator. The decision of the Accounting Expert shall be final and binding upon the Parties and be based on the principles set out in this Agreement (and in particular the definition of Unacceptable Revenue Sources). The Accounting Expert shall consider only those amounts and items that are in disagreement and the decision of the Accounting Expert shall in no event go beyond any of the disagreements of and the calculations made by the Parties. Each Party shall bear the fees, costs and expenses of its own accountants, and the fees and expenses of the Accounting Expert shall be borne equally by the Parties.
22
1.7 The maximum aggregate liability of the Sellers pursuant to Clause 17.1 and paragraph 16 (Unacceptable Revenue) of Schedule 3 shall not exceed US$5,000,000 (five million United States Dollars).	22
18. Restrictions on Sellers	22
1.1 Each Seller undertakes that it shall not and shall procure that each other member of the Sellers’ Group shall not, directly or indirectly, either alone or jointly with or as agent for any other person or in any capacity whatsoever (other than as expressly contemplated by this Agreement):	22
1.2 Each of the restrictions contained in this Clause 18 is given to each Purchaser and each other member of the Purchasers’ Group. Each such restriction shall be construed as a separate provision of this Agreement. If any restriction is unenforceable but would be valid if reduced in scope or duration, the restriction shall apply with the minimum modifications as may be necessary to make it valid and enforceable. Each Seller acknowledges that each restriction is no greater than is reasonably necessary to protect the interests of the Purchasers and the other members of the Purchasers’ Group.	23
19. Confidentiality	23
1.1 Save as expressly provided in Clause 19.3, each Seller undertakes that it shall, and shall procure that each member of the Sellers’ Group shall, treat as confidential the provisions of the Transaction Documents, all information it has received or obtained relating to the Purchasers’ Group as a result of negotiating or entering into the Transaction Documents and, with effect from Completion, the Books and Records and shall not disclose or use any such information.	23
1.2 Save as expressly provided in Clause 19.3, each Purchaser undertakes that it shall, and shall procure that each member of the Purchasers’ Group shall, treat as confidential the provisions of the Transaction Documents and all information it has received or obtained relating to the Sellers or the Sellers’ Group, save in relation to the Assets, as a result of negotiating or entering into the Transaction Documents, and shall not disclose or use any such information.	23
1.3 A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent that it:	23
20. Announcements	23
1.1 Save as expressly provided in Clause 20.2, no announcement or other disclosure shall be made by or on behalf of any Party or a member of the Relevant Party’s Group relating to the terms of the Transaction Documents other than as agreed with the other Parties. Any such public announcement shall be in agreed terms between the Purchasers and the Sellers.	23
1.2 Notwithstanding Clause 20.1, a Party may make an announcement relating to the Transaction Documents if required by the law of any relevant jurisdiction or any securities exchange, regulatory or governmental body, in which case such Party shall take reasonable steps to share the contents of such announcement with the other Parties prior to making the announcement and allow the other Parties to comment on the announcement. The announcing Party shall consider, but not be obliged to implement, any comments made by the other Parties.	24
21. Assignment	24

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1.1 Save as expressly provided in Clause 21.2, no Seller or Purchaser may assign, transfer, charge, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement or any other Transaction Document (including any cause of action arising in connection with any of them) or of any right or interest in any of them.	24
1.2 Each Purchaser may assign all or any of its rights and benefits under this Agreement or any other Transaction Document (including any cause of action arising in connection with any of them) to any member of the Purchasers’ Group.	24
22. Further Assurance	24
The Sellers and the Purchasers respectively shall from time to time and at their own cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents, information and things required by law or otherwise in order to give full effect to this Agreement and their rights, powers and remedies under this Agreement.	24
23. Wrong Pockets	24
1.1 Without prejudice to any other rights or remedies of the Purchasers under this Agreement, if any Asset has not been vested in the Purchasers or another member of the Purchasers’ Group by virtue of the transactions carried out under this Agreement and the other Transaction Documents, the Purchasers may give written notice of this to the Sellers. If such notice is given:	24
1.2 If any Excluded Asset has been vested in a Purchaser or another member of the Purchasers’ Group by virtue of the transactions carried out under this Agreement and the other Transaction Documents, the Sellers may give written notice of this to the Purchasers. If such notice is given:	24
24. Entire Agreement	24
1.1 This Agreement, together with the Transaction Documents and any other documents referred to in this Agreement or any Transaction Document, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them (including the Letter of Intent dated 23 February 2024, as amended by the Amendment to the Letter of Intent dated 28 February 2024 and the Non-Disclosure Agreement dated 27 February 2024) relating to the sale and purchase of the Assets.	24
1.2 Each Party confirms that it has not entered into this Agreement or any other Transaction Document on the basis of any representation, warranty, undertaking or other statement whatsoever which is not expressly incorporated into this Agreement or the relevant Transaction Document.	25
1.3 Save for any claim under or for breach of this Agreement or any other Transaction Document, neither Party nor any of its Related Persons shall have any right or remedy, or make any claim, against the other Party nor any of its Related Persons in connection with the sale and purchase of the Assets.	25
1.4 In this Clause 24, “Related Persons” means, in relation to a Party, members of the Relevant Party’s Group and the Agents of that Party and of members of the Relevant Party’s Group.	25
1.5 Nothing in this Clause 24 shall operate to limit or exclude any liability for fraud.	25
25. Severance and Validity	25
26. Variations	25
27. Remedies and Waivers	25
1.1 No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing. Unless expressly stated otherwise, a waiver shall be effective only in the circumstances for which it is given.	25
1.2 No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy.	25
1.3 The single or partial exercise of a right or remedy under this Agreement shall not preclude, nor restrict any further exercise of, any other right or remedy.	25

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1.4 The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.	25
1.5 Subject to compliance with the requirements to provide written notice in paragraph 2 of Schedule 4 (Sellers’ Limitations on Liability), the rights and remedies of the Purchasers under this Agreement shall not be affected by the expiry of any limitation period prescribed by law in relation to a claim under the Warranties.	25
1.6 Without prejudice to any other rights or remedies that the Parties may have, the Parties acknowledge and agree that damages may not be an adequate remedy for any breach of Clause 18 (Restrictions on Sellers) and that the remedies of injunction, specific performance and other equitable remedies may be sought for any threatened or actual breach of such Clauses.	25
28. Effect of Completion	26
29. Third Party Rights	26
1.1    This Agreement is made for the benefit of the Parties and the Purchasers’ successors and is not intended to benefit any other person, and no other person shall have any right to enforce any of its terms, except that Clause 9 (Transfer of Contracts), Clause 18 (Restrictions on Sellers), Clause 19 (Confidentiality), Clause 23 (Wrong Pockets) and Clause 30 (Payments) are intended to benefit members of the Purchasers’ Group, and Clause 24 (Entire Agreement) is intended to benefit a Party’s Related Persons, and each such Clause shall be enforceable by any of them to the fullest extent permitted by law, subject to the other terms and conditions of this Agreement.
26
1.2 The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.	26
30. Payments	26
1.1 Any amount payable by the Sellers to, or at the direction of, the Purchasers under this Agreement shall, so far as possible, be deemed to be a reduction of the Consideration.	26
1.2 If any deduction or withholding is required by law to be made from any payment under this Agreement or if the recipient is subject to Tax in respect of such payment, the payer shall increase the amount of the payment to the extent necessary to ensure that the net amount received and retained by the recipient (after taking into account all deductions, withholdings or Tax) is equal to the amount that it would have received had the payment not been subject to any such deductions, withholdings or Tax.	26
1.3    Any payment to be made pursuant to this Agreement by the Purchasers (or any member of the Purchasers’ Group) to the Sellers shall be made to the Sellers’ Designated Account by electronic transfer in immediately available cleared funds on the due date for payment without any set-off, restriction, condition, deduction or withholding (save only as required by law). Any payment to be made pursuant to this Agreement by the Sellers (or any member of the Sellers’ Group) to the Purchasers shall be made to the Purchasers’ Designated Account by electronic transfer in immediately available cleared funds on the due date for payment without any set-off, restriction, condition, deduction or withholding (save only as required by law).
26
31. Costs and Expenses	26
Except as provided otherwise, each Party shall pay its own costs and expenses in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents.	26
32. Sellers’ Representative	26
1.1 Each Seller hereby appoints Seller 1 as its representative (the “Seller’s Representative”) to act in its name or on their behalf for all purposes under the Transaction Documents in connection with the sale and purchase of the Assets, including for the purposes of:	26

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1.2    In the event of the incapacity of the Sellers’ Representative, the Sellers agree to appoint, by simple majority vote (with the prior written consent of Purchasers’ Representative), a successor within the five (5) day period immediately following the date of such incapacity, so that (to the extent practicable) there shall always be a Sellers’ Representative while obligations under this agreement remain outstanding or there remains potential liability for any Seller under this agreement. The appointment of a successor Sellers’ Representative pursuant to this Clause 32.2 shall be promptly notified to the Purchasers’ Representative by the Sellers.
27
1.3 The Sellers agree that the other Parties may rely on the provisions of this Clause 32 in dealing with the Sellers’ Representative acting on behalf of any of the Sellers.	27
1.4 Each Party shall be entitled to presume that any successor or stand-in Sellers’ Representative whose appointment is notified to it has agreed to and is authorised by the Sellers to act as Sellers’ Representative upon the terms and conditions and with the rights and powers set out in this Clause 32.	27
1.5 Other than in the case of fraud (or a fraudulent misrepresentation) by the Sellers’ Representative, each Seller hereby irrevocably and unconditionally undertakes at all times to indemnify and keep indemnified the applicable Sellers’ Representative against any actions, proceedings, claims, costs, expenses and liabilities whatsoever arising from the exercise or purported exercise of the powers conferred or purported to be conferred to the Sellers’ Representative pursuant to the provisions of this Clause 32.	27
33. Purchasers’ Representative	27
1.1 Each Purchaser hereby appoints Purchaser 1 as its representative (the “Purchasers’ Representative”) to act in its name or on their behalf for all purposes under the Transaction Documents in connection with the sale and purchase of the Assets, including for the purposes of:	27
1.2    In the event of the incapacity of the Purchasers’ Representative, the Purchasers agree to appoint, by simple majority vote (with the prior written consent of Sellers’ Representative), a successor within the five (5) day period immediately following the date of such incapacity, so that (to the extent practicable) there shall always be a Purchasers’ Representative while obligations under this agreement remain outstanding or there remains potential liability for any Purchaser under this agreement. The appointment of a successor Purchasers’ Representative pursuant to this Clause 33.2 shall be promptly notified to the Sellers’ Representative by the Purchasers.
28
1.3 The Purchasers agree that the other Parties may rely on the provisions of this Clause 33 in dealing with the Purchasers’ Representative acting on behalf of any of the Purchaser.	28
1.4 Each Party shall be entitled to presume that any successor or stand-in Purchasers’ Representative whose appointment is notified to it has agreed to and is authorised by the Purchasers to act as Purchasers’ Representative upon the terms and conditions and with the rights and powers set out in this Clause 33.	28
1.5 Other than in the case of fraud (or a fraudulent misrepresentation) by the Purchasers’ Representative, each Purchaser hereby irrevocably and unconditionally undertakes at all times to indemnify and keep indemnified the applicable Purchasers’ Representative against any actions, proceedings, claims, costs, expenses and liabilities whatsoever arising from the exercise or purported exercise of the powers conferred or purported to be conferred to the Purchasers’ Representative pursuant to the provisions of this Clause 33.	28
34. Notices	28
1.1 Any notice or other communication to be given under or in connection with this Agreement (“Notice”) shall be in the English language in writing. A Notice must be sent by email to the email address provided in Clause 34.3, and marked for the attention of the person specified in that Clause.	28

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1.2 A Notice shall be deemed to have been received at time of sending, if sent by email, provided that receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipient, provided that if deemed receipt of any Notice occurs after 6.00 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9.00 a.m. on the next Business Day. References to time in this Clause 34 are to local time in the country of the addressee.	28
1.3 The addresses for service of Notice are:	28
(with a copy, which shall not constitute notice, to Braeden Donnelly at Braeden.Donnelly@ashurst.com).	28
(with a copy, which shall not constitute notice, to Darragh Byrne at darragh.byrne@whitecase.com).	29
(with a copy, which shall not constitute notice, to Darragh Byrne at darragh.byrne@whitecase.com).	29
1.4 A Party shall notify the other Parties of any change to its details in Clause 34.3 in accordance with the provisions of this Clause 34, provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.	29
35. Counterparts	29
36. Governing Law and Jurisdiction	29
1.1 This Agreement, including any non-contractual obligations arising out of or in connection with this Agreement, is governed by and shall be construed in accordance with English law.	29
1.2 The Parties agree that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations arising out of or in connection with this Agreement) and, for such purposes, irrevocably submit to the jurisdiction of such courts.	29
37. Agent for Service of Process	29
1.1 The Sellers irrevocably appoint XLMedia PLC of 25 Wilton Road, London, England, SW1V 1LW and the Purchasers and the Guarantor irrevocably appoints GDC UKGB Limited of 5 The Green, Richmond, England, TW9 1PL, in each case as its agent for service of process in England.	29
1.2 If any person appointed as agent for service of process ceases to act as such or a Party wishes to change its agent for service of process or relevant address, then the relevant Party shall immediately appoint another person to accept service of process on its behalf in England and notify the other Parties of such appointment. If it fails to do so within ten (10) Business Days, any other Party shall be entitled by notice to the other Parties to appoint a replacement agent for service of process.	29
38. Guarantee and Indemnity	29
1.1 In consideration of the Sellers entering into this Agreement the Guarantor gives in favour of the Sellers the guarantee and indemnity in the terms set out in Schedule 12.	29
1.2 The Guarantor warrants to the Sellers that each of the Purchasers’ warranties in clauses 13.1(a) to (d) is true and accurate at the date hereof, save that any references to a Purchaser or the Purchasers in clauses 13.1(a) to (d) shall be replaced by appropriate references to the Guarantor.	29

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This Agreement is made on 21 March 2024
Between:
(1)XLMEDIA PLC, a company incorporated in Jersey with registered number 114467 and whose registered office is at IFC 5, St Helier, JE1 1ST, Jersey (“Seller 1”); and
(2)XLMEDIA PUBLISHING LIMITED, a company incorporated in Jersey with registered number 125474 and whose registered office is at 12 Castle Street, St Helier, JE2 3RT, Jersey (“Seller 2”);
(Seller 1 and Seller 2 are collectively referred to as the “Sellers” and individually as a “Seller”);
(3)GDC MEDIA LIMITED, a company incorporated in Ireland with registered number 562225 and whose registered office is at Fitzwilliam Court, Leeson Close, Dublin 2, D02 YW24, Ireland (“Purchaser 1”);
(4)GDC UKGB LIMITED, a company incorporated in England with registered number 14242362 and whose registered office is at 5 The Green, Richmond, TW9 1PL, England (“Purchaser 2”);
(Purchaser 1 and Purchaser 2 are collectively referred to as the “Purchasers” and individually as a “Purchaser”); and
(5)GAMBLING.COM GROUP LIMITED, a company incorporated in Jersey with registered number 135800 and whose registered office is at 22 Grenville Street, St. Helier, Channel Island of Jersey JE4 8PX (the “Guarantor”).
Whereas:
(A)The Sellers, together with other members of the Sellers’ Group, carry on the Business (as defined in Clause 1.1 (Interpretation)) and are the legal and beneficial owners of the Assets (as defined in Clause 1.1 (Interpretation)).
(B)The Sellers have agreed to sell, and procure the sale of, and Purchaser 1 has agreed to purchase the Assets (as defined in Clause 1.1 (Interpretation)), in each case on the terms and subject to the conditions of this Agreement.
(C)The Sellers and the Purchasers acknowledge that the Transferring Employees and the Cyprus Employees shall, upon Completion of this Agreement, transfer to Purchaser 1 under the Transfer Regulations (unless they object to the transfer of their employment). Following Completion, on commencement of the Services Agreement (as defined in Clause 1.1 (Interpretation)), the Transferring Employees and the Cyprus Employees shall transfer to Purchaser 2 under the Transfer Regulations (unless they object to the transfer of their employment).
(D)This Agreement is entered into for the purposes of, and in connection with, the sale and purchase of the Assets (as defined in Clause 1.1 (Interpretation)).
It is agreed:
1.Interpretation
1.1In this Agreement:
“2024 Revenue” shall mean the revenue attributable to the Assets in the period between 1 April 2024 and 31 December 2024 (each date inclusive), as confirmed by the Purchasers’ Representative to the Sellers’ Representative thirty (30) calendar days prior to the Third Instalment Payment Date (the “Revenue Performance Statement”);
“2024 Unacceptable Revenue Amount” has the meaning given in Clause 17.1;
“Accounting Expert” means an individual at any of Deloitte, PricewaterhouseCoopers, or KPMG (who and which is independent of and is not the auditor of any of the Parties) agreed to by the Sellers’ Representative and the Purchasers’ Representative or, if such agreement is not reached by the Sellers’ Representative and the Purchasers’ Representative within thirty (30) days of the date of either the Sellers’ Representative or the Purchasers’ Representative serving on the other details of its suggested individual, the individual nominated by the President, for the time being, of the Institute of Chartered Accountants in England and Wales, by joint application of the Sellers’ Representative and Purchasers’ Representative;
“Accounts Date” means 31 December 2023;
“Agents” means, in relation to a person, that person’s directors, officers, employees, advisers, agents and representatives;
“Anti-Bribery Laws” means, in each case to the extent that they have been applicable to the Business, to the Sellers or any other member of the Sellers’ Group (as the case may be) at any time prior to the date of this Agreement: (i) the UK Bribery Act 2010; (ii) the U.S. Foreign Corrupt Practices Act of 1977 (as amended); (iii) any applicable law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997; and (iv) any other applicable anti-bribery laws or regulations in any jurisdiction;
“Asset Intellectual Property Rights” means the Intellectual Property Rights owned, used or held for use in relation to the Assets, including the Business Trade Marks;
“Asset Migration” means the practical migration of all Assets and Transferring Employees from the Sellers’ IT systems and platforms to the Purchasers’ IT systems and platforms, including the tasks to be carried out by the Parties in accordance with Schedule 8 (Asset Migration Plan and Requirements);
“Assets” has the meaning given in Clause 2.1;
“Books and Records” means all books, records and documents (however recorded) relating solely and exclusively to the Assets;
“Business” means the business carried on by the Sellers together with the members of the Sellers' Group (excluding, for the avoidance of doubt, the Assets and the operation of the Assets);
“Business Day” means a day (other than a Saturday or Sunday or a public holiday) when commercial banks are open for ordinary banking business in London, England; or Jersey;
“Business Trade Marks” means any trade mark or service mark owned by the Sellers or a members of the Sellers' Group that consist of, or contains the words: (i) “FOOTBALL BET BUILDER”; (ii) “FREEBETS.COM”; (iii) “KASINO.SE”; (iv) “KASINOT.COM”; (v) “NETTIKASINOT”; (vi) “PONTURI BUNE”; (vii) “VEDONLYONTI”; or (viii) “WHICHBINGO”, and all goodwill accruing, attaching or relating to those trade marks or service marks;
“Claim” means any Warranty Claim;
“Completion” means completion of the sale and purchase of the Assets under this Agreement, which shall be deemed to be effective from the Completion Effective Date;
“Completion Effective Date” means 00:01 a.m. on 1 April 2024 or such other date as the Sellers’ Representative and the Purchasers’ Representative agree in writing;
“Completion Meeting” means the meeting of the Parties to deal with all matters to confirm that Completion can occur;
“Completion Meeting Date” means 2 April 2024 provided that, if the Conditions shall not have been satisfied or waived on or before such date, then the Completion Meeting Date shall mean the fifth Business Day after (and excluding) the day on which the last of the Conditions has been satisfied or waived in accordance with this Agreement or such other date as the Parties agree in writing;
“Conditions” means the conditions referred to in Clause 3 (Conditions) and set out in Schedule 1 (Conditions);

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“Consideration” means the consideration payable for the Assets, as set out in Clause 4 (Consideration);
“Continuing Provisions” means Clause 1 (Interpretation), Clause 15 (Sellers’ Warranties), Clause 16 and Schedule 4 (Sellers’ Limitations on Liability), Clause 19 (Confidentiality), Clause 20 (Announcements), Clause 21 (Assignment), Clause 24 (Entire Agreement), Clause 25 (Severance and Validity), Clause 26 (Variations), Clause 27 (Remedies and Waivers), Clause 29 (Third Party Rights), Clause 30 (Payments); Clause 31 (Costs and Expenses), Clause 34 (Notices), Clause 36 (Governing Law and Jurisdiction) and Clause 37 (Agent for Service of Process);
“Contracts” means all online gambling contracts and all other revenue-generating contracts in whatever form:
1(a)relating solely and exclusively to the Assets that were entered into prior to the Completion Effective Date, including those listed in Schedule 6 (Novation Contracts); and
1(b)relating to historic revenue which is continuing to be generated by the Sellers' Group prior to the Completion Effective Date, other than any contracts or revenue generated by or in relation to the Sellers’ Group’s United States and Canadian businesses;
“Cyprus Employees” means those employees in Cyprus of the Seller’s Group who are listed in Part 2 of Schedule 5 and expected to transfer, at Completion, under the Transfer Regulations, to a member of the Purchaser’s Group;
“Data Room” means the virtual data room for “Project Spain” hosted by iDeals as at 11:59 p.m. on 20 March 2024 and made available to the Purchasers, and containing actual copies of documents and other information relating to the Assets;
“Disclosed” means fairly disclosed with sufficient detail to enable a reasonable purchaser to identify the nature and scope of the matter disclosed;
“Disclosure Letter” means the letter of today’s date from the Sellers to the Purchasers in the agreed terms and delivered to the Purchasers before the execution of this Agreement;
“Domain Name Transfer Deeds” means the deed of assignments relating to the Domains, between: (i) Seller 2 and Purchaser 1; (ii) Domains For All Limited and Purchaser 1; (iii) International Internet Development Limited and Purchaser 1; (iv) Domains Holdings Group Limited and Purchaser 1; (v) International Domains Holdings Limited and Purchaser 1; and (vi) Webpals Marketing Systems (US) Limited and Purchaser 1, each in the agreed form;
“Domains” means the domain names and associated websites listed in Schedule 7 (Domains) and any and all rights in and with respect to such domain names and associated websites;
“Draft Novation Agreements” has the meaning given in Clause 9.1(a)(ii);
“Encumbrance” means any pledge, charge, lien, mortgage, debenture, hypothecation, security interest, pre-emption right, option, claim, equitable right, power of sale, pledge, retention of title, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the above;
“Excluded Assets” means:
(a)the Business;
(b)the Receivables;
(c)the IT Systems (other than the Transferring IT Solutions); and
(d)where the Parties agree to delay the transfer of title of any Romanian Asset and do not agree a transfer date for such Romanian Asset before the expiry of the Migration Period, the relevant Romanian Assets the subject of the provisions of Clause 7.5;
“First Instalment Amount” has the meaning given in Clause 4.3(a);

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“Fixed Consideration” has the meaning given in Clause 4.1(a);
“Fundamental Warranties” means the Warranties set out in paragraphs 1 and 2.1 and 2.2 of Schedule 3 (Warranties);
“Hardware” means any and all (a) computer, telecommunications and network equipment; (b) operation user manuals; (c) maintenance manuals; and (d) associated documentation (but not including Software);
“Information” means all information in any tangible form, including, but not limited to, paper, electronically stored data, magnetic media, microfiche, film and microfilm and whether or not confidential, including all drawings, process and material specifications, operation and manufacturing procedures and data, research, development and project reports, progress reports, quality assurance and testing procedures, manuals and records, shop practices, instruction, training, user, maintenance and repair manuals, tables of operating conditions, market forecasts, quotations and tenders, customer and supplier lists, marketing methods and procedures, technical literature and brochures and any other technical, industrial and commercial information and techniques;
“Intellectual Property Rights” means patents, petty patents, utility models, trade marks, service marks, trade and business names, rights in logos and get-up, registered designs, design rights, copyright and neighbouring rights, database rights, domain names, semi-conductor topography rights and rights in Information, inventions, Software, social media accounts, software apps, trade secrets, confidential information of all kinds and other similar proprietary rights which may subsist in any part of the world and whether registered or not, including, where such rights are obtained or enhanced by registration, any registration of such rights and rights to apply for such registrations;
“IT Systems” means all Hardware, Software or other IT systems owned by the Sellers or any of them, whether connected to the Assets or not (but excluding the Assets themselves);
“Long Stop Date” means 5 April 2024 or such other date as the Parties may agree in writing;
“Loss” or “Losses” means any and all losses (including loss in revenue or reduction in value of any of the Assets), liabilities, actions and claims including charges, costs, damages, demands, fines, penalties, interest and all legal and other professional fees and expenses including, in each case, all related Taxes;
“Material Adverse Effect” means any material adverse change in operation of the Assets, and for the purposes of this definition, a material adverse change in the operation of the Assets shall occur if any law is passed or any order is made by any regulator or competent court in (i) any jurisdiction in which the Assets are operated or (ii) any material market where the Assets are made available to consumers, that, in either case, prohibits or materially limits the Assets from being operated or made available to consumers in that jurisdiction or market;
“Migration Period” means the period between the date of this Agreement and the date six (6) months after the Completion Effective Date, or, if such date if not a Business Day, the first Business Day thereafter;
“Monthly Unacceptable Revenue Amount” has the meaning given in Clause 17.3;
“Novation Contracts” means those Contracts details of which are set out in Schedule 6 (Novation Contracts);
“Novation Counterparties” has the meaning given in Clause 9.1(a)(i);
“Operator Accounts” means the list of accounts set out in Schedule 10 and any other active operator accounts owned or operated by the Sellers’ Group (excluding any operator accounts relating to the Business) which, during the Migration Period, generate revenue, and the related log-in details (including user names and passwords);
“Parent Undertaking” means an Undertaking which, in relation to another Undertaking, a “Subsidiary Undertaking”:
1(a)holds a majority of the voting rights in the Undertaking; or

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1(b)has the right to appoint or remove a majority of its board of directors (or analogous body, including a management board and supervisory council); or
1(c)has the right to exercise a dominant influence over the Undertaking, by virtue of provisions contained in its constitutional documents or elsewhere; or
1(d)controls alone, pursuant to an agreement with the other shareholders or members, a majority of the voting rights in the Undertaking, and an Undertaking shall be treated as the Parent Undertaking of any Undertaking in relation to which any of its Subsidiary Undertakings is, or is to be treated as, Parent Undertaking, and “Subsidiary Undertaking” shall be construed accordingly;
“Party” means a party to this Agreement and “Parties” shall mean the parties to this Agreement;
“Purchasers’ Designated Account” means a US$ denominated bank account, details of which shall be notified to the Sellers’ Representative by the Purchasers’ Representative from time to time at least five (5) Business Days prior to any payment is due;
“Purchasers’ Group” means the Purchasers, their Subsidiary Undertakings, any Parent Undertaking of the Purchasers and all other Subsidiary Undertakings of any such Parent Undertaking as the case may be from time to time;
“Purchasers’ Lawyers” means White & Case LLP of 5 Old Broad Street, London EC2N 1DW;
“Receivables” means all amounts owing to a Seller or any other member of the Sellers’ Group as at the Completion Effective Date in connection with the Assets;
“Related Persons” has the meaning given in Clause 24.4;
“Relevant Party’s Group” means, in relation to the Purchasers, the Purchasers’ Group; and, in relation to the Sellers, the Sellers’ Group;
“Retained Employees” means those persons employed or engaged by any member of the Sellers’ Group other than the Transferring Employees and the Cyprus Employees;
“Revenue” has the meaning given in Clause 11.2;
“Romanian Assets” means Ponturi-Bune.ro and the Business Trade Mark “PONTURI BUNE”;
“Second Instalment Amount” has the meaning given in Clause 4.3(b);
“Second Instalment Payment Date” means the date falling six (6) months after the Completion Effective Date, or, if such date if not a Business Day, the first Business Day thereafter;
“Sellers’ Designated Account” means a US$ denominated bank account, details of which shall be notified to the Purchasers’ Representative by the Sellers’ Representative at least five (5) Business Days prior to each of (i) the Completion Meeting Date and (ii) the Second Instalment Payment Date, and (iii) the Third Instalment Payment Date;
“Sellers’ Group” means the Sellers, their Subsidiary Undertakings, any Parent Undertaking of the Sellers and all other Subsidiary Undertakings of any such Parent Undertaking as the case may be from time to time;
“Sellers’ Lawyers” means Ashurst LLP of 1 Duval Square, London E1 6PW;
“Services Agreement” means an agreement between Purchaser 1 and Purchaser 2, under which Purchaser 2 shall, following the Completion Effective Date, carry out the activities that are carried out (through the performance of services provided by the Transferring Employees and the Cyprus Employees):
1(e)prior to Completion, by a member, or members, of the Sellers’ Group on their own behalf; and

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1(f)from Completion, by Purchaser 1, on its own behalf;
“Software” means any and all computer programs in both source and object code form, including all modules, routines and sub-routines thereof, operational plug-ins and all related source and other preparatory materials including user requirements, functional specifications and programming specifications, ideas, principles, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and including any manuals or other documentation relating thereto and computer generated works;
“Subsidiary Undertaking” means any Undertaking in relation to which another Undertaking is its Parent Undertaking;
“Supplementary Disclosure Letter” the letter dated on or around the Completion Date from the Sellers to the Purchasers containing certain disclosures against the Warranties, if any;
“Target Revenue” has the meaning given in Schedule 9;
“Tax” or “Taxation” means and includes all forms of taxation and statutory and governmental, state, provincial, local governmental or municipal charges, duties, contributions and levies, withholdings and deductions, in each case whether of United Kingdom or elsewhere and whenever imposed and all related penalties, charges, costs and interest;
“Taxation Authority” means any governmental or other authority competent to impose Taxation whether in the United Kingdom or elsewhere;
“Third Instalment Amount” has the meaning given in Clause 4.3(c);
“Third Instalment Payment Date” means the later of:
1(g)the date falling twelve (12) months after the Completion Effective Date, or, if such date if not a Business Day, the first Business Day thereafter; and
1(h)if the Target Revenue is not agreed or has not yet been finally determined by the date described in paragraph (a) hereof, the date on which the Target Revenue has been agreed or finally determined;
“Third Party Consents” means all consents or waivers required from third parties for the assignment or novation of any Contract in favour of a Purchaser or any member of the Purchasers’ Group and “Third Party Consent” shall mean any one consent or waiver;
“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 (SI 2006/246) or equivalent legislation in any jurisdiction;
“Transferring Employees” means those employees of the Seller’s Group who are listed in Part 1 of Schedule 5 and expected to transfer, at Completion, under the Transfer Regulations, to a member of the Purchaser’s Group;
“Transferring IT Solutions” means RGBCode, Adopstar and Kinsta;
“Transaction Documents” means this Agreement, the Disclosure Letter and the Domain Name Transfer Deeds, and “Transaction Document” shall mean any one of them;
"Unacceptable Revenue Sources" means:
1(i)any revenue from any market in the form of cryptocurrency or non-gaming revenue (such as binary options or adult entertainment);
1(j)any gaming revenue from markets where online gambling is illegal as at the Completion Effective Date, provided that all gaming revenue from Finland, Norway, New Zealand and Canada (other than the province of Ontario) will not be classified for the purposes of this sub-paragraph (b) as an Unacceptable Revenue Source;
1(k)and any gaming revenue from markets where online gambling is legal and regulated that is earned from online gambling operators that are not locally regulated or, where

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relevant, not regulated in a member state of the European Union, provided that all gaming revenue from Finland, Norway, New Zealand and Canada (other than the province of Ontario) will not be classified for the purposes of this sub-paragraph (c) as an Unacceptable Revenue Source;
1(l)any revenue from entities, individuals or jurisdictions appearing on sanctions lists administered by the U.S. Department of the Treasury's Office of Foreign Assets Control, the United Nations Security Council, the European Union and the United Kingdom as at the Completion Effective Date,
and provided further that revenues from Sweden, Germany, Switzerland, Spain, and the province of Ontario, Canada, shall not automatically be deemed revenues from Unacceptable Revenue Sources and shall instead first be subjected to assessment against Purchaser 1's internal policies on acceptance of revenue from Unacceptable Revenue Sources (in whichever form they may exist from time to time) before such classification is made;
“Undertaking” means a body corporate or partnership or an unincorporated association carrying on trade or business;
“VAT” means any Taxation levied under the Value-Added Tax Consolidation Act 2010;
“Variable Component” has the meaning given in Clause 4.2;
“Warranties” means the warranties referred to in Clause 15.1 (Sellers’ Warranties) and set out in Schedule 3 (Warranties) and “Warranty” shall mean any one of them;
“Warranty Claim” means any claim for breach of Warranty; and
“Working Group” has the meaning given in Clause 9.2.
1.2The expression “in the agreed terms” means in the form agreed between the Purchasers and the Sellers and signed for the purposes of identification by or on behalf of the Purchasers’ Representative and Sellers’ Representative or identified as being in the agreed terms through email correspondence between the Purchasers’ Lawyers and the Sellers’ Lawyers.
1.3Any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form, including email.
1.4References to “include” or “including” are to be construed without limitation.
1.5References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.
1.6References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, governmental or regulatory authority or other body or entity (whether or not having separate legal personality).
1.7References to a “contract” (including the Contracts) are to any agreement, arrangement, understanding or commitment whether or not in writing.
1.8The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.
1.9Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.
1.10References to Clauses, paragraphs and Schedules are to clauses and paragraphs of, and schedules to, this Agreement. The Schedules form part of this Agreement.
1.11References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision.
1.12References to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of

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any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.
1.13All payments required in accordance with this Agreement shall be made in US$. For the purposes of applying a reference to a monetary sum expressed in US$, an amount in a different currency shall be converted into US$ at an exchange rate five (5) Business Days prior to payment of the relevant amount equal to the mid-point closing rate for converting that currency into US$ on that date as quoted in the London edition of the Financial Times first next published (or, if no such rate is quoted in the Financial Times, the mid-point closing rate quoted by Lloyds Banking Group plc in London). In relation to a Claim, the date of such conversion shall be the date of receipt of notice of that Claim in accordance with Schedule 3 (Warranties).
1.14The expressions “ordinary course of business” or “business in the ordinary course” mean, in relation to the Assets, the ordinary and usual course of business of the Sellers consistent in all material respects (including nature and scope) with prior practice in relation to the operation of the Assets.
1.15Unless expressly provided otherwise, the provisions of this Agreement which relate to the Sellers or the Purchasers (as the case may be) are given and entered into by those Sellers or Purchasers jointly and severally.
1.16Each Purchaser may release or compromise the liability of a Seller without affecting the liability of the other Sellers. Each Seller may release or compromise the liability of a Purchaser without affecting the liability of the other Purchasers. If any liability of a Seller or Purchaser is, or becomes illegal, invalid or unenforceable in any respect, this shall not affect or impair the (i) liability of the other Sellers or Purchasers (as applicable), or (ii) the other obligations of that Seller or Purchaser (as applicable), under this Agreement.
2.Sale and Purchase
1.1The Sellers shall sell and procure the sale of, and Purchaser 1 shall purchase, the assets listed below (the “Assets”) with effect from Completion:
(a)the Contracts;
(b)the Books and Records;
(c)the Asset Intellectual Property Rights;
(d)the Domains;
(e)the Operator Accounts; and
(f)the Transferring IT Solutions,
but excluding the Excluded Assets.
1.2The Sellers shall transfer and procure the transfer of legal and beneficial title to the Assets to Purchaser 1 free from all Encumbrances. Unless expressly provided otherwise, legal and beneficial title to all of the Assets shall pass to Purchaser 1 at the Completion Effective Date.
1.3The Sellers hereby waive and shall procure the waiver by any member of the Sellers’ Group of any restrictions on transfer that they may have or may exist in any of their constitutional documentation in relation to the Assets.
1.4Purchaser 1 may, but shall not be obliged to, complete the purchase of any of the Assets unless the purchase of all the Assets is completed simultaneously.
1.5The rights in and with respect to the Domains shall be assigned, and the registrations and control of the Domains shall be transferred, to the relevant transferee set forth in the relevant Domain Name Transfer Deed pursuant to and on the terms of the execution and delivery, on the Completion Meeting Date, by the relevant transferor set forth in the relevant Domain Name Transfer Deed and the relevant transferee of the Domain Name Transfer Deeds.

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1.6Each Seller, on behalf of itself and all other members of the Sellers’ Group, with effect on and from Completion Effective Date, hereby absolutely and irrevocably assigns to Purchaser 1, and Purchaser 1 hereby accepts the assignment of, all of the right, title and interest of the relevant Seller or any other member of the Sellers’ Group in and to all Asset Intellectual Property Rights. The Sellers shall, and shall procure that all other member of the Sellers’ Group that own any right, title and interest in or to any Asset Intellectual Property Rights, do, execute and deliver (or procure to be done, executed and delivered) at the Purchasers' sole cost all such further acts, documents and things reasonably required by Purchaser 1 in order to give full effect to the assignments under this Clause 2.6.
1.7Risk in the Assets to be sold and purchased under this Agreement shall pass at the Completion Effective Date.
3.Conditions
1.1The obligations of the Parties to complete the sale and purchase of the Assets are in all respects conditional on the satisfaction (or waiver, as the case may be) of those matters set out in Schedule 1 (the “Conditions”).
1.2The Parties shall use all commercially reasonable endeavours to facilitate and procure the fulfilment of the Conditions as soon as reasonably practicable and in any event prior to the Long Stop Date.
1.3The Purchasers may waive in whole or in part all or any of the Conditions by written notice to the Sellers’ Representative.
1.4The Sellers, on being requested to do so, shall provide such reasonable assistance and co-operation as the Purchasers may reasonably require to satisfy the Conditions.
1.5Each Party shall notify the other Parties as soon as reasonably practicable and in any event within three (3) Business Days of becoming aware that any of the Conditions has been satisfied or has (in such Party’s reasonable opinion) become incapable of satisfaction.
1.6If any of the Conditions set out in paragraph 1 of Schedule 1 (Conditions) and paragraph 2 of Schedule 1 (Conditions) is not fulfilled or waived by the Long Stop Date, each of the Sellers’ Representative and the Purchasers’ Representative may by written notice to the other terminate this Agreement with immediate effect.
1.7If this Agreement is terminated in accordance with Clause 3.6, the rights and obligations of the Parties under this Agreement shall cease immediately (save in respect of rights and liabilities that the Parties have accrued prior to termination), provided that the Continuing Provisions shall continue to have effect.
4.Consideration
1.1Subject to Clause 4.2, the consideration for the sale of the Assets shall be:
(a)the sum of thirty-seven million five hundred thousand United States Dollars (US$37,500,000) (the “Fixed Consideration”); and
(b)the Variable Component,
totalling, if the Maximum Variable Component is achieved pursuant to Clause 4.2, forty-two million five hundred thousand United States Dollars (US$42,500,000).
1.2The “Variable Component” shall be an amount calculated in accordance with the following formula, and cannot be less than zero United States Dollars (US$0), or exceed five million United States Dollars (US$5,000,000) (the “Maximum Variable Component”):

Variable Component =	$5,000,000 x	2024 Revenue – (Target Revenue x 0.75)
(Target Revenue – (Target Revenue x 0.75))

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1.3Purchaser 1 shall pay to the Sellers’ Designated Account the Fixed Consideration in the following instalments:
(a)on the Completion Meeting Date, the sum of twenty million United States Dollars (US$20,000,000) (the “First Instalment Amount”);
(b)on the Second Instalment Payment Date, the sum of ten million United States Dollars (US$10,000,000) (the “Second Instalment Amount”); and
(c)on the Third Instalment Payment Date, the sum of seven million five hundred thousand United States Dollars (US$7,500,000) (the “Third Instalment Amount”).
1.4Purchaser 1 shall pay to the Sellers’ Designated Account an amount equal to the Variable Component (if any) on the Third Instalment Payment Date.
1.5The payment of the First Instalment Amount, the Second Instalment Amount, the Third Instalment Amount and the Variable Component (if applicable), shall discharge the obligations of the Purchasers under Clauses 2 (Sale and Purchase) and 4 (Consideration), and the Purchasers shall not be concerned with the apportionment among the Sellers or the application of such sums by the Sellers.
1.6The provisions of Schedule 9 (Revenues and Deduction Amounts) shall have effect where applicable.
5.Pre-Completion Obligations
1.1The Sellers shall procure that from the date of this Agreement until Completion, the Assets will be operated and used in the ordinary course and that, in the absence of the prior written consent of the Purchasers’ Representative (which shall not be unreasonably withheld), neither a Seller nor any other member of the Sellers’ Group will do or agree to do any of the following:
(a)enter into, modify or terminate any material contract entered into in connection with the Assets or any contract materially affecting the Assets or entering into any unusual or onerous contract affecting the Assets;
(b)renew any Contract, other than any Contract expiring in accordance with its terms where the Contract is renewed on substantially the same terms (with no changes to any commercial terms);
(c)enter into any payment terms or payment plans in relation to any Contract for a period greater than thirty (30) calendar days, or modifying any existing payment terms or payment plans to exceed thirty (30) calendar days;
(d)acquire, dispose of, or grant any option in respect of, all or any part of the Assets;
(e)make any material change in the nature or organisation of the operation of the Assets;
(f)discontinue or ceasing to operate all or a part of the Assets;
(g)create any Encumbrance over any of the Assets or redeeming or releasing any Encumbrance over any of the Assets or giving any guarantees or indemnities in respect of any of the Assets;
(h)effect any transaction involving the Assets and a Seller or any other member of the Sellers’ Group;
(i)grant, modify or terminate any rights or enter into any agreement relating to the Asset Intellectual Property Rights or the Domains or intentionally or recklessly doing or omitting to do anything to jeopardise the validity or enforceability of the Asset Intellectual Property Rights or the Domains, including the non-payment of any application, search, maintenance or other official fees; or
(j)instituting or settling any legal proceedings relating to the Assets (except debt collection in the ordinary course of business),

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save where any action by the Sellers is required to comply with applicable law or regulatory requirements, in which case the Sellers’ Representative shall, to the extent not prohibited by applicable law or regulation, notify the Purchasers’ Representative prior to the Sellers taking any such action.
1.2
(a)Subject to Clause 5.2(b), from the date of this Agreement until Completion, the Sellers shall procure that the Purchasers and its Agents shall be allowed:
(i)reasonable access to, and to take copies of (at the Purchasers’ sole expense), the Books and Records; and
(ii)reasonable access to the directors and senior executive employees of the Sellers’ Group (who shall be instructed to give such information, assistance and explanations as the Purchasers or any of the Purchasers’ Agents may reasonably request in respect of the Assets).
(b)Any access granted pursuant to Clause 5.2(a) shall only be permitted:
(i)within normal working hours and on reasonable prior notice having been provided to the Sellers’ Representative;
(ii)to the extent reasonably required by the Purchasers to plan for the integration of the Assets into the Purchasers’ Group; and
(iii)provided that access shall not give the Purchasers or their Agents any right to give instructions or otherwise interfere with the management and conduct of the Sellers’ Group and is otherwise subject to the relevant legal, regulatory and compliance obligations of the Sellers’ Group.
6.Completion
1.1The Completion Meeting shall take place at 9:00 a.m. UK time on the Completion Meeting Date remotely by the electronic exchange of documents or at such other place as is agreed by the Sellers and the Purchasers.
1.2At the Completion Meeting, the Sellers shall undertake those actions listed in Part 1 of Schedule 2 (Completion Arrangements) and the Purchasers shall undertake those actions listed in Part 2 of Schedule 2 (Completion Arrangements).
1.3If there is a material breach by a Party of Clause 6.2 and Part 1 or Part 2 of Schedule 2 (Completion Arrangements) on the Completion Meeting Date, the Sellers’ Representative may (where a Purchaser is the defaulting Party) and the Purchaser’s Representative may (where a Seller is the defaulting Party):
(a)defer Completion (with the provisions of this Clause 6 applying to Completion as so deferred); or
(b)proceed to Completion as far as practicable (without limiting the non-defaulting Parties’ rights and remedies under this Agreement).
1.4The Parties acknowledge that, following the date of this Agreement, the Sellers may provide additional information to the Purchasers to allow the Sellers and Purchasers to better assess the information required to be included in Schedule 5 (Transferring Employees), Schedule 6 (Novation Contracts), Schedule 7 (Domains), Schedule 8 (Asset Migration Plan and Requirements), Schedule 10 (Operator Accounts) and Schedule 11 (Revenue Collection Process) (the “Signing Schedules”). Immediately following the date of this Agreement, the Parties agree to cooperate reasonably and discuss in good faith any required and relevant amendment or updates to the Signing Schedules. If any such amendments or updates to a Signing Schedule are agreed, such updated schedule shall, with effect from Completion, replace the applicable Schedule.

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7.Post-Completion Obligations
General Obligations
1.1As soon as practicable following Completion, upon the request by the Purchasers’ Representative, the Sellers shall join with the Purchasers in sending out a notice in the agreed terms to all relevant online gambling operators, other customers and suppliers in relation to the Assets, informing them of the sale and purchase of the Assets.
1.2All correspondence relating to the Assets that is received by a Seller or any other member of the Sellers’ Group on or after Completion shall be passed to Purchasers’ Representative as soon as reasonably practicable.
1.3The Sellers shall at their own cost procure that as soon as reasonably practicable following Completion:
(a)neither the Sellers nor any other member of the Sellers’ Group shall use any mark, logo, name, symbol or design used in the operation of the Assets; and
(b)remove all references and hypertext links to the Assets from the websites under any domain names retained by the Sellers and/or any other member of the Sellers’ Group, save only as required to be retained to comply with applicable legal or regulatory requirements.
Asset Migration
1.4One (1) Business Day following the date of this Agreement, the Parties shall initiate the Asset Migration. For the avoidance of doubt, the initiation of the Asset Migration shall not affect the date of passing of the legal and beneficial title to all of the Assets pursuant to Clause 2.2, provided that the Sellers’ Representative and the Purchasers’ Representative during the Migration Period may agree to a date of passing of the legal and beneficial title for a Romanian Asset that falls after the Completion Effective Date but before the expiry of the Migration Period.
1.5If the Parties agree to delay the transfer of legal and beneficial title of any Romanian Asset pursuant to Clause 7.4 and no transfer takes place prior to the expiry of the Migration Period, then the relevant Romanian Asset shall be treated as Excluded Assets for the purposes of this Agreement with an aggregate value of zero United States Dollars (US$0.00).
1.6The Parties shall use all commercially reasonable efforts to complete the Asset Migration during the Migration Period.
1.7During the Migration Period:
(a)the Sellers shall use all commercially reasonable efforts to:
(i)carry out such tasks reasonably required to complete the Asset Migration, with due skill, diligence and care;
(ii)maintain in force all licences, permissions, authorisations, consents and permits needed to complete the Asset Migration (until, if earlier, the date on which the same are transferred, granted or otherwise obtained by the Purchasers);
(iii)retain such personnel with the expertise required to carry out and complete the Asset Migration (provided that this shall not require the Sellers to seek to recruit any personnel who resign from their roles or whose employment or engagement is terminated by the Sellers for gross misconduct); and
(iv)provide such Information to the Purchasers as the Purchasers reasonably requested to complete the Asset Migration,
(b)the Purchasers shall use all commercially reasonable efforts to:
(i)carry out such tasks reasonably required to complete the Asset Migration, with due skill, diligence and care;

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(ii)obtain all licences, permissions, authorisations, consents and permits (if any) needed to complete the Asset Migration;
(iii)obtain such personnel and expertise required to carry out and complete the Asset Migration (to the extent not already in place); and
(iv)provide such Information to the Sellers as the Sellers reasonably requested to complete the Asset Migration,
(c)the Parties shall:
(i)cooperate reasonably and in good faith to ensure completion of the Asset Migration.
(ii)if requested by the Sellers or the Purchasers, discuss the process and progress of the Asset Migration at the meetings of the Working Group;
(iii)comply with applicable laws, statutes and regulations in force from time to time when performing their respective obligations in respect of the Asset Migration; and
(iv)unless otherwise agreed, bear their own costs and expenses incurred in connection with carrying out the Asset Migration and providing any support and assistance to the other Parties.
Revenue reporting
1.8The Purchasers’ Representative shall:
(a)in accordance with the Purchasers’ Group’s monthly reporting obligations in the ordinary course, provide to the Sellers’ Representative a monthly reconciliation of the revenues attributable to the Assets from the Completion Effective Date; and
(b)in accordance with the Purchasers’ Group’s quarterly reporting obligations in the ordinary course, provide to the Sellers’ Representative a quarterly reconciliation of the revenues attributable to the Assets from the Completion Effective Date.
1.9In the event of any dispute by the Sellers of the monthly reconciliations or the quarterly reconciliations referred to in Clause 7.8 above, the following process shall apply:
(a)the Sellers’ Representative and the Purchasers’ Representative shall attempt in good faith to reach an agreement in respect of such dispute and, if they are unable to do so within thirty (30) calendar days from the day on which such disagreement arose, either the Sellers’ Representative or the Purchasers’ Representative may demand that the matter be determined by the Accounting Expert; and
(b)the Accounting Expert shall, within sixty (60) calendar days present its determination in a written report to the Parties. The Accounting Expert shall act in its capacity as an expert and not as an arbitrator. The decision of the Accounting Expert shall be final and binding upon the Parties and be based on the principles set out in this Agreement (and in particular this Clause 7). The Accounting Expert shall consider only those amounts and items that are in disagreement and the decision of the Accounting Expert shall in no event go beyond any of the disagreements of and the calculations made by the Parties. Each Party shall bear the fees, costs and expenses of its own accountants, and the fees and expenses of the Accounting Expert shall be borne equally by the Parties.
1.10The reporting obligations in Clause 7.8 shall cease once the Purchasers’ Representative have served the Revenue Performance Statement to the Sellers’ Representative.
8.Liabilities
1.1The Purchasers shall pay, satisfy and discharge all debts, liabilities, costs, claims, demands expenses and obligations in connection with the Assets incurred in or relating to the period from (and including) the Completion Effective Date, and indemnify and hold the Sellers and

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each member of the Sellers’ Group harmless from and against any and all Losses suffered or incurred by them arising therefrom.
1.2The Sellers shall pay, satisfy and discharge all debts, liabilities, costs, claims, demands expenses and obligations in connection with the Assets incurred in or relating to the period prior to the Completion Effective Date, and indemnify and hold the Purchasers and each member of the Purchasers’ Group harmless from and against any and all Losses suffered or incurred by them arising therefrom.
9.Transfer of Contracts
1.1The Sellers, or any other relevant member of the Sellers’ Group, without incurring expense other than application of human and other internal non-monetary resources of the Sellers in existence immediately prior to the date of this Agreement (and, in respect of human resources, this shall not include any personnel who voluntarily exit their roles or whose employment or engagement is terminated for gross misconduct):
(a)shall use all commercially reasonably endeavours to:
(i)within five (5) Business Days of this Agreement, collate and share with the Purchasers a finalised list of the counterparties to the Novation Contracts together with their contact details (the “Novation Counterparties”);
(ii)prior to Completion, prepare and share with the Purchasers a template novation agreement in a form agreed between the Sellers' Representative and the Purchasers' Representative (each acting reasonably and in good faith) (the "Draft Novation Agreement");
(iii)unless directed in writing not to do so by the Purchasers’ Representative in respect of any Novation Counterparty, within one month of the Completion Effective Date, circulate Draft Novation Agreements to each relevant Novation Counterparty for execution;
(iv)within fifteen (15) Business Days of the circulation of the Draft Novation Agreements to each Novation Counterparty per Clause 9.1(a)(iii), send a follow up message in a form reasonably satisfactory to the Purchasers’ Representative to each Novation Counterparty who has not acknowledged receipt of and who has not executed the Draft Novation Agreement; and
(v)within the period ending six (6) months after the Completion Effective Date:
(A)if Third Party Consent is received from a Novation Counterparty, within three (3) Business Days of receiving such Third Party Consent, (i) inform the Purchasers’ Representative of receipt of the Third Party Consent, (ii) countersign the novation agreement (if not already countersigned), and (iii) share the countersigned novation agreement with the Purchasers’ Representative; and
(B)if a Novation Counterparty indicates or confirms that Third Party Consent will not be given, immediately inform the Purchasers’ Representative of such indication or confirmation and share with the Purchasers’ Representative all communication between the Novation Counterparty and the Sellers from the date of this Agreement; and
(b)within the period ending six (6) months after the Completion Effective Date:
(i)shall use commercially reasonable endeavours necessary to obtain all Third Party Consents that are required to novate the Novation Contracts; and
(ii)shall provide the Purchasers with such information in the Sellers’ possession as the Purchasers’ may reasonably require to procure that all Novation Contracts are novated to the relevant Purchaser within six (6) months of the Completion Effective Date, including any correspondence with Novation Counterparties in connection with the Assets.

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1.2Following the Completion Effective Date, if requested by the Purchasers, the Parties shall establish a working group to discuss the process and progress in respect of obtaining Third Party Consents (the “Working Group”). The Working Group shall meet every week for a period of six months from the Completion Effective Date, unless the Purchasers’ Representative notifies the Sellers’ Representative in writing that such meeting is not required.
1.3If any Third Party Consent is not obtained by Completion, then for a period of six months commencing on the Completion Effective Date, until that Third Party Consent is obtained, the Sellers or member of the Sellers’ Group as appropriate shall hold or procure that the benefit of each such Contract is held as trustee on trust for the Purchasers, and shall promptly pay or deliver to the Purchasers all benefits received under such Contracts after Completion (provided that nothing herein shall require the Sellers to account to the Purchasers for the Receivables).
10.Undertakings in relation to Receipts and Receivables
1.1The Purchaser’s Representative shall notify the Sellers’ Representative as soon as reasonably practicable in writing of any communication or payment received in respect of any of the Receivables received at any time following Completion. If a Purchaser or a member of the Purchasers’ Group receives any payment in respect of a Receivable, it shall be held as trustee on trust for the Sellers, on the basis that it will give written details of any such payment to the Sellers’ Representative and as soon as reasonably practicable account to the Sellers’ Representative for the amount received.
1.2The Sellers’ Representative shall notify the Purchasers’ Representative as soon as reasonably practicable in writing of any payment received in respect of any of the Assets (other than the Receivables). If a Seller or a member of the Sellers’ Group receives any payment in respect of the Assets (other than a Receivable), it shall be held as trustee on trust for the Purchasers, on the basis that it will give written details of any such payment to the Purchasers’ Representative and as soon as reasonably practicable account to the Purchasers’ Representative for the amount received.
11.Apportionments
1.1All periodical charges and outgoings attributable to the Assets and all liabilities in relation to wages, salaries, insurance and all other payments to or in respect of the Transferring Employees (the “Charges”) shall be apportioned as follows:
(a)such part of the Charges attributable to the period ending on the Completion Effective Date shall be borne by the Sellers; and
(b)such part of the Charges attributable to the period commencing after the Completion Effective Date shall be borne by the Purchasers, and all payments in respect of the apportioned Charges shall be made as soon as reasonably practicable following Completion and in any event within thirty (30) Business Days following receipt of reasonable evidence that the relevant payment was made by a Party in relation to such Charges.
1.2All revenues, income and other periodical receipts relating to the operation of the Assets (the “Revenues”) shall (save as otherwise provided in this Agreement) be apportioned between the Sellers and the Purchasers as follows:
(a)all Revenues attributable to or accrued during the period ending immediately prior to the Completion Effective Date (including the Receivables) shall be for the account of the Sellers; and
(b)all Revenues attributable to or accrued during the period commencing from and including the Completion Effective Date shall be for the account of the Purchasers.
1.3If specific revenues, income, costs or expenses cannot be calculated or apportioned in accordance with Clause 11.2, the Parties agree that such revenues, income, costs or expenses

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shall be apportioned pro rata between the Parties based on the relevant number of days during which the Parties have had title to, interest in and the liabilities and risks attributable to that relevant Asset.
1.4The collection of the Revenues relating to the relevant Contracts shall be handled in good faith between the Parties in accordance with the principles set out in Clauses 11.1 and 11.2 above and the process set out in Schedule 11 (Revenue Collection Process).
1.5The Parties agree to settle any amounts pursuant to this Clause 11 by issuing and paying an appropriate invoice (the issuing Party being the “Invoicing Party” and the receiving party being the “Invoiced Party”). In the event of any dispute in relation to the settlement of payment, the following process shall apply:
(a)the Invoicing Party and Invoiced Party shall attempt in good faith to reach an agreement in respect of such dispute and, if they are unable to do so within thirty (30) calendar days from the day on which such disagreement arose, either the Invoicing Party or Invoiced Party may demand that the matter be determined by the Accounting Expert; and
(b)the Accounting Expert shall, within sixty (60) calendar days present its determination in a written report to the Parties. The Accounting Expert shall act in its capacity as an expert and not as an arbitrator. The decision of the Accounting Expert shall be final and binding upon the Parties and be based on the principles set out in this Agreement (and in particular this Clause 11). The Accounting Expert shall consider only those amounts and items that are in disagreement and the decision of the Accounting Expert shall in no event go beyond any of the disagreements of and the calculations made by the Parties. Each Party shall bear the fees, costs and expenses of its own accountants, and the fees and expenses of the Accounting Expert shall be borne equally by the Parties.
12.Employees
1.1The Sellers shall retain the services of the Transferring Employees with the intent that their contracts of employment shall continue in force until Completion and then be transferred to the relevant Purchaser or another member of the Purchasers’ Group under the Transfer Regulations, and the Sellers shall comply with all their obligations under such contracts of employment, under statute and under any agreement with any trade union or other employee representative body in relation to the Assets. In particular, without limitation to the foregoing, the Sellers shall not take any steps, and shall procure that no steps are taken, before Completion to:
(a)transfer any Transferring Employee from the operation of the Assets to work wholly or mainly for the Business;
(b)transfer, employ, or engage any person who is not a Transferring Employee to work wholly or mainly with the operation of the Assets otherwise than with the prior written agreement of the Purchasers (not to be unreasonably withheld);
(c)amend the employment terms or working conditions of any Transferring Employee, otherwise than in the ordinary course of business or with the prior written agreement of the Purchasers (not to be unreasonably withheld);
(d)terminate the employment of any Transferring Employee without the consent of the Purchasers (not to be unreasonably withheld), otherwise than for gross misconduct; or
(e)persuade, or attempt to persuade, any Transferring Employee to object, or refuse to agree, to their employment being transferred to a member of the Purchasers’ Group, with effect from Completion.
1.2The Parties agree that the Transfer Regulations will apply:
(a)on Completion, to transfer the contracts of employment of each of the Transferring Employees and Cyprus Employees (unless a Transferring Employee or a Cyprus Employee objects), to Purchaser 1 (the "Initial Transfer"); and

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(b)on the Services Agreement becoming effective, to transfer the contracts of employment of each of the Transferring Employees and Cyprus Employees (unless a Transferring Employee or Cyprus Employee objects) to Purchaser 2 (the "Subsequent Transfer").
1.3Notwithstanding anything to the contrary in this Clause 12, to the extent that the liability of the Purchasers or any member of the Purchasers' Group arises or is increased as a result of the Subsequent Transfer and would not otherwise have existed as a result of the Initial Transfer, no provision of this Clause 12 requiring the Sellers to indemnify any Purchaser or any member of the Purchasers' Group shall have effect.
1.4The Sellers shall comply (and procure that each relevant member of the Sellers’ Group complies) and the Purchasers shall comply (and procure that each relevant member of the Purchasers’ Group complies) with its, or their, obligations under the Transfer Regulations.
1.5Each Party shall cooperate and provide such assistance to the other party as is reasonably necessary in order to fulfil their respective obligations under the relevant Transfer Regulations.
1.6The Sellers shall promptly notify the Purchasers of any notice of resignation or termination received or given by any member of the Sellers’ Group from or to any Transferring Employee or Cyprus Employee which is to take effect to terminate the Transferring Employee’s or Cyprus Employee's employment on or after the date of this Agreement, and:
(a)the relevant employee shall not be a Transferring Employee or Cyprus Employee, from the date on which their resignation takes effect; and
(b)the employment of the relevant employee shall not transfer to the relevant Purchaser or another member of the Purchasers’ Group on Completion.
1.7The Sellers shall indemnify and hold each member of the Purchasers’ Group harmless from and against all Losses suffered or incurred by it or them arising from, or in connection with, any employment-related claim and/or other employment related liabilities that any member of the Purchasers’ Group incurs in respect of:
(a)the employment and/or the termination of employment of any Transferring Employee prior to Completion;
(b)any Transferring Employee arising, or alleged to arise, as a result of any act, omission, or failure of any member of the Sellers’ Group (or for which any member of the Sellers’ Group is vicariously liable), including, without limitation, any failure by any member of the Seller’s Group to comply with its, or their, obligations, under the Transfer Regulations, prior to Completion, save to the extent that any such act, omission, or failure is attributable to any failure by any member of the Purchasers’ Group to comply with its, or their, obligations under this Agreement or the Transfer Regulations;
(c)any remuneration or liabilities (including but not limited to wages, salaries, contractual bonuses, commission, holiday remuneration, sick pay, maternity pay, expenses, pension entitlement, payroll payments, tax, social security and national insurance contributions or other relevant national statutory deductions required by law) which accrue prior to Completion, whether they become payable to, or in respect of, any Transferring Employee by any member of the:
(i)Sellers’ Group, prior to Completion; or
(ii)Purchasers’ Group, on or after Completion.
1.8The Purchasers shall indemnify and hold each member of the Sellers’ Group harmless from and against all Losses suffered or incurred by it or them arising from, or in connection with, any employment-related claim and/or other employment related liabilities that any member of the Sellers’ Group incurs in respect of:
(a)the employment and/or the termination of employment of any Transferring Employee on or after Completion;

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(b)any Transferring Employee arising, or alleged to arise, as a result of any act, omission or failure of any member of the Purchasers’ Group (or for which any member of the Purchasers’ Group is vicariously liable), including, without limitation, any failure by any member of the Purchaser’s Group to comply with its, or their, obligations under the Transfer Regulations, on or after Completion, save to the extent that any such act, omission, or failure is attributable to any failure of any member of the Sellers’ Group to comply with its, or their, obligations or the Transfer Regulations other than Transfer Regulation 11 of the Transfer Regulations;
(c)any Transferring Employee who resigns or claims they have been dismissed for the purposes of the Transfer Regulations as a consequence of any act, proposal, or measure by any member of the Purchasers’ Group which amounts to a repudiatory breach of contract and/or substantial change in working conditions to their material detriment; and
(d)any remuneration or liabilities (including but not limited to wages, salaries, contractual bonuses, commission, holiday remuneration, sick pay, maternity pay, expenses, pension entitlement, payroll payments, tax, social security and national insurance contributions or other relevant national statutory deductions required by law) payable by any member of the Purchasers’ Group to, or in respect of, any Transferring Employee which accrue on or after Completion.
1.9If the employment contract of any Transferring Employee does not have, or is alleged not to have, effect after Completion as if originally made with the relevant Purchaser or another member of the Purchasers’ Group:
(a)the Purchasers shall, in consultation with the Sellers, within five (5) Business Days of becoming aware of this finding or allegation, make, or procure that there is made, an offer of employment to the relevant Transferring Employee, on terms which, when taken as a whole, do not differ in any material way from the terms and conditions of employment of the relevant Transferring Employee immediately prior to Completion, to take effect upon termination of their existing employment contract;
(b)the Sellers shall terminate, or procure the termination of, the employment of the relevant Transferring Employee no later than one month after the offer being made under Clause 12.9(a) or no later than one month following failure by the Sellers to make (or procure) an offer as provided in Clause 12.9(a); and
(c)the Purchasers shall indemnify and hold each member of the Sellers’ Group harmless from and against all Losses suffered or incurred by it arising in connection with the employment of any such Transferring Employee from Completion until the termination of such employment in accordance with Clause 12.8(b) and against all Losses arising in connection with such termination, provided always that the indemnity in Clause 12.9(c) shall only apply if the Seller has terminated such Transferring Employee in accordance with Clause 12.9(b) and taken all reasonable steps to prevent and mitigate all Losses arising in connection the employment and termination of the relevant Transferring Employee.
1.10If the employment contract of any Retained Employee has, or is alleged to have, effect after Completion as if originally made with the relevant Purchaser or another member of the Purchasers’ Group:
(a)the Sellers shall, in consultation with the Purchasers, within five (5) Business Days of becoming aware of this finding or allegation, make, or procure that there is made, an offer of employment to the relevant Retained Employee on terms which, when taken as a whole, do not differ in any material way from the terms and conditions of employment of the relevant Retained Employee, immediately prior to Completion, to take effect upon termination of the existing employment contract of such person;
(b)the relevant Purchaser or another member of the Purchasers’ Group shall terminate the existing employment contract of such person no later than one month after the offer of employment being made under Clause 12.10(a) or no later than one month following failure by the Sellers to make (or procure) an offer as provided in Clause 12.10(a); and

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(c)the Sellers shall indemnify and hold each member of the Purchasers’ Group harmless from and against all Losses suffered or incurred by it arising in connection with the employment of any such Retained Employee from Completion until the termination of such employment and against all Losses arising in connection with such termination, provided always that the indemnity in Clause 12.10(c) shall only apply if the Purchaser has terminated such Retained Employee in accordance with Clause 12.10(b) and taken all reasonable steps to prevent and mitigate all Losses arising in connection the employment and termination of the relevant Retained Employee.
1.11The Sellers shall indemnify and hold each member of the Purchasers’ Group harmless from and against all Losses suffered or incurred by it or them arising from, or in connection with, any employment-related claim and/or other employment related liabilities that any member of the Purchasers’ Group incurs in respect of:
(a)the employment and/or the termination of employment of the Cyprus Employees;
(b)the Cyprus Employees that arises, or is alleged to arise, as a result of any act, omission, or failure of any person, including, without limitation, any failure by any member of person to comply with its, or their, obligations, under the Transfer Regulations;
(c)any remuneration or liabilities (including but not limited to wages, salaries, contractual bonuses, commission, holiday remuneration, sick pay, maternity pay, expenses, pension entitlement, payroll payments, tax, social security and national insurance contributions or other relevant national statutory deductions required by law) which become payable to, or in respect of, the Cyprus Employees; and
(d)reasonable legal and tax advice in respect of Clauses 12.11(a) to (c), provided always that the indemnity in Clause 12.11 shall only apply:
(e)to employment-related claims and/or other employment related liabilities that are incurred in or relating to the period from (and including) the date of this Agreement to the last day of the Migration Period and any relevant claims in respect of the foregoing are notified to the Sellers' Representative within 18 months of the end of the Migration Period; and
(f)where the relevant member of the Purchaser's Group has taken all reasonable steps to prevent and mitigate all Losses arising in connection with the transfer, employment and termination of the relevant Cyprus Employee; and the Sellers shall have no liability for redundancy or similar payments made in excess of the maximum amounts required to be paid under applicable law and/or regulation without the Sellers having provided their prior written consent (not to be unreasonably withheld).
1.12The Sellers and the Purchasers shall work together in good faith properly and efficiently to:
(a)administer for Tax purposes the transfer of the Transferring Employees pursuant to this Agreement (including informing and corresponding with the appropriate Taxation Authority), including, without limitation, providing all payroll and tax details in relation to the Transferring Employees, in respect of to the payroll period immediately prior to Completion, at least ten (10) days prior to Completion;
(b)ensure that the payroll costs in relation to the Transferring Employees are provided by the Sellers to the Purchasers in advance to enable payroll to be operated properly and efficiently.
13.VAT
1.1All amounts expressed in this Agreement as being payable by any Party hereto are expressed exclusive of any VAT which may be chargeable thereon and the amount of any such VAT shall be payable in addition thereto in accordance with this Clause 13. Purchaser 1 confirms that it shall be liable to pay VAT in Ireland on the acquisition of the Assets and it will self-account for such VAT within any applicable time limits and will provide evidence of having

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self-accounted for such VAT to the Purchasers within 30 Business Days of Completion. Purchaser 1 shall provide details of its VAT registration (including its registration number) to the Sellers on Completion.
1.2In the event that HMRC determine that VAT is chargeable on the sale of the Assets hereunder or any of them then the Sellers shall immediately notify the Purchasers of such determination (the “Determination”) and the Purchasers, within 10 Business Days of being notified of the Determination, may give written notice to the Sellers that they require the relevant Seller(s) to request a review by HMRC (the “Review”) of the Determination and the relevant Seller(s) shall, as soon as reasonably practicable, request HMRC to undertake a Review provided that all third party costs incurred by the Sellers under this Clause 13.2 shall be paid by the Purchasers within ten Business Days of such costs being notified by the Sellers to the Purchasers.
1.3A Seller shall, on receiving the decision of HMRC arising out of a Review (the “Decision”), promptly notify (and provide a copy to) the Purchasers of the Decision and the Purchasers may give written notice to the Sellers within 10 Business Days of being notified of the Decision that it requires the Seller to make an appeal against the Decision and in such manner as the Purchasers shall reasonably request from time to time provided that: (i) all third party costs incurred by the Sellers under this Clause 13.3 shall be paid by the Purchasers within ten Business Days of such costs being notified by the Sellers to the Purchasers; and (ii) the Purchasers shall be required to pay to the Sellers an amount equal to the outstanding VAT that is required to be paid by the Sellers prior to the filing of such an appeal.
1.4If: (a) the Purchasers have not exercised their rights under Clause 13.2; (b) the Purchasers have not exercised their rights under Clause 13.3; or (c) the court or tribunal to which the final appeal has been made under Clause 13.3 has made its decision (the “Final Decision”), the Purchasers shall pay, subject to the receipt of a valid VAT invoice, to each Seller an amount equal to the VAT for which the Seller is required to finally account to HMRC (plus any amount constituting interest and/or penalties for which the Purchasers are liable in respect of such VAT) (the “Final VAT Amount”) or account for such Final VAT Amount under the reverse charge procedure (as applicable), in each case less any amount previously paid under Clause 13.3(ii) or if the amount previously paid under Clause 13.3(ii) exceeds the Final VAT Amount, the Sellers shall pay to the Purchaser: (i) in a case where the Sellers have not accounted to HMRC for the VAT, an amount equal to the excess within 10 Business Days of being notified of the decision or Final Decision (as the case may be); or (ii) in a case where the Sellers have accounted to HMRC for the VAT (in which case the Sellers shall use all reasonable endeavours to obtain from HMRC a repayment of the overpaid VAT and interest payable on it), the amount recovered from HMRC (including any interest so recovered) within 10 Business Days of the repayment of VAT from HMRC, and in each case, deliver to each Purchaser a valid credit note for VAT purposes provided that all third party costs incurred by the Sellers under this Clause 13.4 shall be paid by the Purchasers within ten Business Days of such costs being notified by the Sellers to the Purchasers.
14.Purchasers’ Warranties
Each Purchaser warrants to the Sellers that, as at the date hereof:
(a)each Purchaser has been duly incorporated or formed and is validly existing under the laws of its place of incorporation or formation and has full power to carry on its business as it is carried on at the date of this Agreement;
(b)each Purchaser is not insolvent or unable to pay its debts under applicable insolvency laws nor has it stopped paying debts as they fall due. No moratorium has been obtained nor any order been made, petition presented or resolution passed for the winding-up of any Purchaser. No administrator, receiver, monitor, manager or equivalent officer has been appointed by any person in respect of any Purchaser or all or any of their assets, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed relating to any Purchaser;
(c)each Purchaser and each other relevant member of the Purchasers’ Group has full power and authority to enter into and perform this Agreement and each other Transaction Document to which it is a party (together, for the purposes of this

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Clause 13.1, the “Documents”), each of which is valid and legally binding and constitutes (when executed) valid and legally binding obligations on it in accordance with the Documents’ respective terms. The execution, delivery and performance by, respectively, each Purchaser and each other relevant member of the Purchasers’ Group of the Documents will not constitute a breach of any laws or regulations in any relevant jurisdiction or result in a breach of or constitute a default or otherwise be prohibited under (i) any provision of its articles of association, by-laws or equivalent constitutional documents; (ii) any order, judgment, decree or decision of any court or governmental authority in any jurisdiction; or (iii) any agreement or instrument to which a member of the Purchasers’ Group is a party or by which it is bound; and
(d)the execution, delivery and performance by each Purchaser of their obligations under the Documents are enforceable in accordance with their terms.
15.Sellers’ Warranties
1.1Each Seller warrants to the Purchasers that each of the Warranties is, at the date hereof, true and accurate and will continue to be true and accurate up to and including the Completion Effective Date, and that each of the Fundamental Warranties is true and accurate at the Completion Effective Date.
1.2Each Seller shall not be liable under the Warranties (other than the Fundamental Warranties) to the extent that facts, matters or circumstances which qualify such Warranties are Disclosed in this Agreement, the Disclosure Letter, the Supplementary Disclosure Letter or the Data Room.
1.3The Sellers’ Representative shall notify the Purchasers’ Representative in writing with details of any breach of any of the Warranties promptly after it becomes aware of the same (and, for the period between the date of this Agreement and Completion, may do so by delivering to the Purchasers' Representative the Supplementary Disclosure Letter).
1.4Each Seller undertakes to irrevocably waive any right and claim which it may have against any Transferring Employee arising in connection with this Agreement or any other Transaction Document, save in the case of fraud.
1.5Each of the Warranties shall be separate and independent and (unless expressly provided otherwise) shall not be limited by reference to any other Warranty or by anything in this Agreement.
1.6Any Warranties expressed to be given “so far as the Sellers are aware” or otherwise qualified by the knowledge of the Sellers shall be deemed to be the actual knowledge of David King, Caroline Ackroyd, Nigel Leigh, and Karen Tyrrell.
16.Sellers’ Limitations on Liability
The liability of the Sellers in respect of a claim under the Warranties shall be limited as provided in Schedule 4 (Sellers’ Limitations on Liability).
17.Unacceptable Revenues Payment Covenant
1.1Subject to the remainder of this Clause 17, the Sellers covenant to pay to the Purchasers an amount equal to all revenue generated by the Assets in the period commencing on the Completion Effective Date to 31 December 2024 that comes from Unacceptable Revenue Sources (the “2024 Unacceptable Revenue Amount”) within (ten) 10 Business Days of the 2024 Unacceptable Revenue Amount being agreed or determined in accordance with this Clause 17.
1.2If a Purchaser or any member of the Purchasers' Group receives any 2024 Unacceptable Revenue Amount that such recipient or another member of the Purchasers' Group is able to accept (the “Accepted Revenue”), such Accepted Revenue shall not be considered a 2024 Unacceptable Revenue Amount.

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1.3Subject to Clause 17.4, for the period from the Completion Effective Date to 31 December 2024 (each date inclusive), the Purchasers’ Representative shall provide to the Sellers’ Representative a monthly reconciliation of all revenues attributable to the Assets, from an Unacceptable Revenue Source (each, a “Monthly Unacceptable Revenue Amount”), together with working papers, calculations, notes, explanations and other data reasonably requested by the Sellers’ Representative in respect of such reconciliation. Such reconciliations shall be delivered no later than thirty (30) calendar days from the end of the relevant calendar month.
1.4If any revenues attributable to the Assets are collected by the Sellers on behalf of the Purchasers in the period from the Completion Effective Date to 31 December 2024 (each date inclusive), the Sellers’ Representative shall provide to the Purchasers’ Representative a monthly reconciliation of all such revenues from an Unacceptable Revenue Source (also, a “Monthly Unacceptable Revenue Amount”), together with working papers, calculations, notes, explanations and other data reasonably requested by the Purchasers’ Representative in respect of such reconciliation. Such reconciliations shall be delivered no later than thirty (30) calendar days from the end of the relevant calendar month.
1.5In the event of any dispute by a Party of a Monthly Unacceptable Revenue Amount or the 2024 Unacceptable Revenue Amount, the following process shall apply:
(a)the Sellers’ Representative and the Purchasers’ Representative shall attempt in good faith to reach an agreement in respect of such dispute and, if they are unable to do so within thirty (30) calendar days from the day on which such disagreement arose, either the Sellers’ Representative or the Purchasers’ Representative may demand that the matter be determined by the Accounting Expert; and
(b)the Accounting Expert shall, within sixty (60) calendar days present its determination in a written report to the Parties.
1.6The Accounting Expert shall act in its capacity as an expert and not as an arbitrator. The decision of the Accounting Expert shall be final and binding upon the Parties and be based on the principles set out in this Agreement (and in particular the definition of Unacceptable Revenue Sources). The Accounting Expert shall consider only those amounts and items that are in disagreement and the decision of the Accounting Expert shall in no event go beyond any of the disagreements of and the calculations made by the Parties. Each Party shall bear the fees, costs and expenses of its own accountants, and the fees and expenses of the Accounting Expert shall be borne equally by the Parties.
1.7The maximum aggregate liability of the Sellers pursuant to Clause 17.1 and paragraph 16 (Unacceptable Revenue) of Schedule 3 shall not exceed US$5,000,000 (five million United States Dollars).
18.Restrictions on Sellers
1.1Each Seller undertakes that it shall not and shall procure that each other member of the Sellers’ Group shall not, directly or indirectly, either alone or jointly with or as agent for any other person or in any capacity whatsoever (other than as expressly contemplated by this Agreement):
(a)neither pending nor within one (1) year following the Completion Effective Date (except as holder of not more than three per cent. (3%) of any class of shares or securities of a person which is dealt in on any investment exchange), carry on or be engaged or otherwise interested in any business in Europe or any other jurisdiction in which the Purchasers’ Group carries out business as at the date of this Agreement and which competes with a business of the Purchasers’ Group and/or the Assets as at the Completion Effective Date, provided that this shall not restrict the operation of the Business (as at the Completion Effective Date or as expanded into Canada, the United States or Latin America) by the Sellers;
(b)solicit or entice away any Transferring Employee, provided that the placing of an advertisement of a post available to the public generally or the recruitment of a person through an employment agency shall not constitute a breach of this clause 18.1(b)

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provided that neither Seller or any member of the Sellers’ Group encourages or advises such agency to approach such Transferring Employee;
(c)at any time after Completion in the course of any business use any trade, business or domain name or mark, logo or design previously used by the Sellers or any member of the Sellers’ Group in respect of the Domains;
(d)challenge the validity or enforceability of any of the Domains;
(e)assist or incite any third party to do any of the above.
1.2Each of the restrictions contained in this Clause 18 is given to each Purchaser and each other member of the Purchasers’ Group. Each such restriction shall be construed as a separate provision of this Agreement. If any restriction is unenforceable but would be valid if reduced in scope or duration, the restriction shall apply with the minimum modifications as may be necessary to make it valid and enforceable. Each Seller acknowledges that each restriction is no greater than is reasonably necessary to protect the interests of the Purchasers and the other members of the Purchasers’ Group.
19.Confidentiality
1.1Save as expressly provided in Clause 19.3, each Seller undertakes that it shall, and shall procure that each member of the Sellers’ Group shall, treat as confidential the provisions of the Transaction Documents, all information it has received or obtained relating to the Purchasers’ Group as a result of negotiating or entering into the Transaction Documents and, with effect from Completion, the Books and Records and shall not disclose or use any such information.
1.2Save as expressly provided in Clause 19.3, each Purchaser undertakes that it shall, and shall procure that each member of the Purchasers’ Group shall, treat as confidential the provisions of the Transaction Documents and all information it has received or obtained relating to the Sellers or the Sellers’ Group, save in relation to the Assets, as a result of negotiating or entering into the Transaction Documents, and shall not disclose or use any such information.
1.3A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent that it:
(a)is disclosed to Agents of that Party or of other members of the Relevant Party’s Group if this is reasonably required in connection with this Agreement (and provided that such persons are required to treat that information as confidential);
(b)is required by law or regulation or any securities exchange (including the Nasdaq Stock Market and the Alternative Investment Market), regulatory or governmental body or Taxation Authority;
(c)was already in the lawful possession of that Party or its Agents without any obligation of confidentiality (as evidenced by written records);
(d)has sought and received written consent from the other Party; or
(e)is in the public domain at the date of this Agreement or comes into the public domain other than as a result of a breach by a Party of this Clause 19, provided that prior written notice of any confidential information to be disclosed pursuant to Clause 19.3(b) shall be given to the other Party to the extent legally permissible.
20.Announcements
1.1Save as expressly provided in Clause 20.2, no announcement or other disclosure shall be made by or on behalf of any Party or a member of the Relevant Party’s Group relating to the terms of the Transaction Documents other than as agreed with the other Parties. Any such public announcement shall be in agreed terms between the Purchasers and the Sellers.

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1.2Notwithstanding Clause 20.1, a Party may make an announcement relating to the Transaction Documents if required by the law of any relevant jurisdiction or any securities exchange, regulatory or governmental body, in which case such Party shall take reasonable steps to share the contents of such announcement with the other Parties prior to making the announcement and allow the other Parties to comment on the announcement. The announcing Party shall consider, but not be obliged to implement, any comments made by the other Parties.
21.Assignment
1.1Save as expressly provided in Clause 21.2, no Seller or Purchaser may assign, transfer, charge, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement or any other Transaction Document (including any cause of action arising in connection with any of them) or of any right or interest in any of them.
1.2Each Purchaser may assign all or any of its rights and benefits under this Agreement or any other Transaction Document (including any cause of action arising in connection with any of them) to any member of the Purchasers’ Group.
22.Further Assurance
The Sellers and the Purchasers respectively shall from time to time and at their own cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents, information and things required by law or otherwise in order to give full effect to this Agreement and their rights, powers and remedies under this Agreement.
23.Wrong Pockets
1.1Without prejudice to any other rights or remedies of the Purchasers under this Agreement, if any Asset has not been vested in the Purchasers or another member of the Purchasers’ Group by virtue of the transactions carried out under this Agreement and the other Transaction Documents, the Purchasers may give written notice of this to the Sellers. If such notice is given:
(a)the Sellers shall, as soon as reasonably practicable at their own cost, transfer or procure the transfer of such Asset to a Purchaser or, at the Purchasers’ direction, to another member of the Purchasers’ Group for no consideration;
(b)each Party shall provide such assistance to the other Party as is reasonably requested for the purposes of this Clause 23.1; and
(c)the provisions of this Agreement and, in particular, paragraph 2 of Schedule 3 (Warranties) shall extend to such Asset.
1.2If any Excluded Asset has been vested in a Purchaser or another member of the Purchasers’ Group by virtue of the transactions carried out under this Agreement and the other Transaction Documents, the Sellers may give written notice of this to the Purchasers. If such notice is given:
(a)the Purchasers shall, as soon as practicable at their own cost, transfer or procure the transfer of such Excluded Assets to the Sellers or at the Sellers’ direction for no consideration; and
(b)each Party shall provide such assistance to the other Party as is reasonably requested for the purposes of this Clause 23.2.
24.Entire Agreement
1.1This Agreement, together with the Transaction Documents and any other documents referred to in this Agreement or any Transaction Document, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them (including the Letter of Intent dated 23 February 2024, as amended by the Amendment to the Letter of

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Intent dated 28 February 2024 and the Non-Disclosure Agreement dated 27 February 2024) relating to the sale and purchase of the Assets.
1.2Each Party confirms that it has not entered into this Agreement or any other Transaction Document on the basis of any representation, warranty, undertaking or other statement whatsoever which is not expressly incorporated into this Agreement or the relevant Transaction Document.
1.3Save for any claim under or for breach of this Agreement or any other Transaction Document, neither Party nor any of its Related Persons shall have any right or remedy, or make any claim, against the other Party nor any of its Related Persons in connection with the sale and purchase of the Assets.
1.4In this Clause 24, “Related Persons” means, in relation to a Party, members of the Relevant Party’s Group and the Agents of that Party and of members of the Relevant Party’s Group.
1.5Nothing in this Clause 24 shall operate to limit or exclude any liability for fraud.
25.Severance and Validity
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, it shall be deemed to be severed from this Agreement and the Parties shall use all commercially reasonable endeavours to replace such provision with one having an effect as close as possible to the deficient provision. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.
26.Variations
No variation or restatement of this Agreement shall be effective unless in writing and signed by or on behalf of the Sellers’ Representative, the Purchasers’ Representative and the Guarantor.
27.Remedies and Waivers
1.1No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing. Unless expressly stated otherwise, a waiver shall be effective only in the circumstances for which it is given.
1.2No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy.
1.3The single or partial exercise of a right or remedy under this Agreement shall not preclude, nor restrict any further exercise of, any other right or remedy.
1.4The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.
1.5Subject to compliance with the requirements to provide written notice in paragraph 2 of Schedule 4 (Sellers’ Limitations on Liability), the rights and remedies of the Purchasers under this Agreement shall not be affected by the expiry of any limitation period prescribed by law in relation to a claim under the Warranties.
1.6Without prejudice to any other rights or remedies that the Parties may have, the Parties acknowledge and agree that damages may not be an adequate remedy for any breach of Clause 18 (Restrictions on Sellers) and that the remedies of injunction, specific performance and other equitable remedies may be sought for any threatened or actual breach of such Clauses.

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28.Effect of Completion
The provisions of this Agreement and of the other Transaction Documents which remain to be performed following Completion shall continue in full force and effect notwithstanding Completion.
29.Third Party Rights
1.1This Agreement is made for the benefit of the Parties and the Purchasers’ successors and is not intended to benefit any other person, and no other person shall have any right to enforce any of its terms, except that Clause 9 (Transfer of Contracts), Clause 18 (Restrictions on Sellers), Clause 19 (Confidentiality), Clause 23 (Wrong Pockets) and Clause 30 (Payments) are intended to benefit members of the Purchasers’ Group, and Clause 24 (Entire Agreement) is intended to benefit a Party’s Related Persons, and each such Clause shall be enforceable by any of them to the fullest extent permitted by law, subject to the other terms and conditions of this Agreement.
1.2The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.
30.Payments
1.1Any amount payable by the Sellers to, or at the direction of, the Purchasers under this Agreement shall, so far as possible, be deemed to be a reduction of the Consideration.
1.2If any deduction or withholding is required by law to be made from any payment under this Agreement or if the recipient is subject to Tax in respect of such payment, the payer shall increase the amount of the payment to the extent necessary to ensure that the net amount received and retained by the recipient (after taking into account all deductions, withholdings or Tax) is equal to the amount that it would have received had the payment not been subject to any such deductions, withholdings or Tax.
1.3Any payment to be made pursuant to this Agreement by the Purchasers (or any member of the Purchasers’ Group) to the Sellers shall be made to the Sellers’ Designated Account by electronic transfer in immediately available cleared funds on the due date for payment without any set-off, restriction, condition, deduction or withholding (save only as required by law). Any payment to be made pursuant to this Agreement by the Sellers (or any member of the Sellers’ Group) to the Purchasers shall be made to the Purchasers’ Designated Account by electronic transfer in immediately available cleared funds on the due date for payment without any set-off, restriction, condition, deduction or withholding (save only as required by law).
31.Costs and Expenses
Except as provided otherwise, each Party shall pay its own costs and expenses in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents.
32.Sellers’ Representative
1.1Each Seller hereby appoints Seller 1 as its representative (the “Seller’s Representative”) to act in its name or on their behalf for all purposes under the Transaction Documents in connection with the sale and purchase of the Assets, including for the purposes of:
(a)taking any and all actions and decisions that may be necessary or desirable, as determined by the Sellers’ Representative in its sole discretion in connection with the sale and purchase of the Assets pursuant to the Transaction Documents (including agreeing or consenting to any matter which requires the agreement or consent of some or all of the Sellers);
(b)receiving, holding and delivering to the Purchasers the various completion deliverables described pursuant to Part 1 of Schedule 2;

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(c)varying, amending or waiving any provisions of this agreement, provided that any variation, amendment or waiver does not materially and disproportionately extend or increase the liability of any Seller without such Seller’s prior consent;
(d)acting with regard to all claims in respect of any Transaction Document, including the power to acknowledge responsibility for any such claim and the power to compromise any such claim; and
(e)receiving all demands, notices or other communications directed to such Seller pursuant to any Transaction Document and to do or refrain from doing any further act or deed on which the Sellers’ Representative deems in its sole discretion to be necessary or appropriate.
1.2In the event of the incapacity of the Sellers’ Representative, the Sellers agree to appoint, by simple majority vote (with the prior written consent of Purchasers’ Representative), a successor within the five (5) day period immediately following the date of such incapacity, so that (to the extent practicable) there shall always be a Sellers’ Representative while obligations under this agreement remain outstanding or there remains potential liability for any Seller under this agreement. The appointment of a successor Sellers’ Representative pursuant to this Clause 32.2 shall be promptly notified to the Purchasers’ Representative by the Sellers.
1.3The Sellers agree that the other Parties may rely on the provisions of this Clause 32 in dealing with the Sellers’ Representative acting on behalf of any of the Sellers.
1.4Each Party shall be entitled to presume that any successor or stand-in Sellers’ Representative whose appointment is notified to it has agreed to and is authorised by the Sellers to act as Sellers’ Representative upon the terms and conditions and with the rights and powers set out in this Clause 32.
1.5Other than in the case of fraud (or a fraudulent misrepresentation) by the Sellers’ Representative, each Seller hereby irrevocably and unconditionally undertakes at all times to indemnify and keep indemnified the applicable Sellers’ Representative against any actions, proceedings, claims, costs, expenses and liabilities whatsoever arising from the exercise or purported exercise of the powers conferred or purported to be conferred to the Sellers’ Representative pursuant to the provisions of this Clause 32.
33.Purchasers’ Representative
1.1Each Purchaser hereby appoints Purchaser 1 as its representative (the “Purchasers’ Representative”) to act in its name or on their behalf for all purposes under the Transaction Documents in connection with the sale and purchase of the Assets, including for the purposes of:
(a)taking any and all actions and decisions that may be necessary or desirable, as determined by the Purchasers’ Representative in its sole discretion in connection with the sale and purchase of the Assets pursuant to the Transaction Documents (including agreeing or consenting to any matter which requires the agreement or consent of some or all of the Purchasers);
(b)receiving, holding and delivering to the Sellers the various completion deliverables described pursuant to Part 2 of Schedule 2;
(c)varying, amending or waiving any provisions of this agreement, provided that any variation, amendment or waiver does not materially and disproportionately extend or increase the liability of any Purchaser without such Purchaser’s prior consent;
(d)acting with regard to all claims in respect of any Transaction Document, including the power to acknowledge responsibility for any such claim and the power to compromise any such claim; and
(e)receiving all demands, notices or other communications directed to such Purchaser pursuant to any Transaction Document and to do or refrain from doing any further act

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or deed on which the Purchasers’ Representative deems in its sole discretion to be necessary or appropriate.
1.2In the event of the incapacity of the Purchasers’ Representative, the Purchasers agree to appoint, by simple majority vote (with the prior written consent of Sellers’ Representative), a successor within the five (5) day period immediately following the date of such incapacity, so that (to the extent practicable) there shall always be a Purchasers’ Representative while obligations under this agreement remain outstanding or there remains potential liability for any Purchaser under this agreement. The appointment of a successor Purchasers’ Representative pursuant to this Clause 33.2 shall be promptly notified to the Sellers’ Representative by the Purchasers.
1.3The Purchasers agree that the other Parties may rely on the provisions of this Clause 33 in dealing with the Purchasers’ Representative acting on behalf of any of the Purchaser.
1.4Each Party shall be entitled to presume that any successor or stand-in Purchasers’ Representative whose appointment is notified to it has agreed to and is authorised by the Purchasers to act as Purchasers’ Representative upon the terms and conditions and with the rights and powers set out in this Clause 33.
1.5Other than in the case of fraud (or a fraudulent misrepresentation) by the Purchasers’ Representative, each Purchaser hereby irrevocably and unconditionally undertakes at all times to indemnify and keep indemnified the applicable Purchasers’ Representative against any actions, proceedings, claims, costs, expenses and liabilities whatsoever arising from the exercise or purported exercise of the powers conferred or purported to be conferred to the Purchasers’ Representative pursuant to the provisions of this Clause 33.
34.Notices
1.1Any notice or other communication to be given under or in connection with this Agreement (“Notice”) shall be in the English language in writing. A Notice must be sent by email to the email address provided in Clause 34.3, and marked for the attention of the person specified in that Clause.
1.2A Notice shall be deemed to have been received at time of sending, if sent by email, provided that receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipient, provided that if deemed receipt of any Notice occurs after 6.00 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9.00 a.m. on the next Business Day. References to time in this Clause 34 are to local time in the country of the addressee.
1.3The addresses for service of Notice are:
Sellers:
Seller 1
Name:    XLMedia PLC
For the attention of:    Peter McCall and Nick Fowkes
Email address:    peter.mccall@xlmedia.com and nick.fowkes@xlmedia.com
Seller 2
Name:    XLMedia Publishing Limited
For the attention of:    Peter McCall and Nick Fowkes
Email address:    peter.mccall@xlmedia.com and nick.fowkes@xlmedia.com
(with a copy, which shall not constitute notice, to Braeden Donnelly at Braeden.Donnelly@ashurst.com).
Purchasers:
Purchaser 1
Name:    GDC Media Limited
For the attention of:    Michael J. Stein and John O’Shea
Email address:    michael.stein@gdcgroup.com and john.oshea@gdcgroup.com

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Purchaser 2
Name:    GDC UKGB Limited
For the attention of:    Michael J. Stein and John O’Shea
Email address:    michael.stein@gdcgroup.com and john.oshea@gdcgroup.com
(with a copy, which shall not constitute notice, to Darragh Byrne at darragh.byrne@whitecase.com).
Guarantor:
Name:    Gambling.com Group Limited
For the attention of:    Michael J. Stein and John O’Shea
Email address:    michael.stein@gdcgroup.com and john.oshea@gdcgroup.com
(with a copy, which shall not constitute notice, to Darragh Byrne at darragh.byrne@whitecase.com).
1.4A Party shall notify the other Parties of any change to its details in Clause 34.3 in accordance with the provisions of this Clause 34, provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.
35.Counterparts
This Agreement may be executed in counterparts and shall be effective when each Party has executed and delivered a counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.
36.Governing Law and Jurisdiction
1.1This Agreement, including any non-contractual obligations arising out of or in connection with this Agreement, is governed by and shall be construed in accordance with English law.
1.2The Parties agree that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations arising out of or in connection with this Agreement) and, for such purposes, irrevocably submit to the jurisdiction of such courts.
37.Agent for Service of Process
1.1The Sellers irrevocably appoint XLMedia PLC of 25 Wilton Road, London, England, SW1V 1LW and the Purchasers and the Guarantor irrevocably appoints GDC UKGB Limited of 5 The Green, Richmond, England, TW9 1PL, in each case as its agent for service of process in England.
1.2If any person appointed as agent for service of process ceases to act as such or a Party wishes to change its agent for service of process or relevant address, then the relevant Party shall immediately appoint another person to accept service of process on its behalf in England and notify the other Parties of such appointment. If it fails to do so within ten (10) Business Days, any other Party shall be entitled by notice to the other Parties to appoint a replacement agent for service of process.
38.Guarantee and Indemnity
1.1In consideration of the Sellers entering into this Agreement the Guarantor gives in favour of the Sellers the guarantee and indemnity in the terms set out in Schedule 12.
1.2The Guarantor warrants to the Sellers that each of the Purchasers’ warranties in clauses 13.1(a) to (d) is true and accurate at the date hereof, save that any references to a Purchaser or the Purchasers in clauses 13.1(a) to (d) shall be replaced by appropriate references to the Guarantor.

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This Agreement has been entered into by the Parties on the date first above written.

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Schedule 1

Conditions
1.Material Adverse Effect
No Material Adverse Effect having occurred between the date of this Agreement and Completion.
2.Regulatory Consents
No person (including any government, regulatory body or authority) having:
(a)commenced, or threatened to commence, any proceedings or investigation for the purpose of prohibiting the transaction contemplated in this Agreement, including to prohibit the sale of any Asset; or
(b)enacted any legislation (including any subordinate legislation) which would prohibit, materially restrict or materially delay the implementation of the transaction contemplated in this Agreement.

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Schedule 2

Completion Arrangements
Part 1
Sellers’ Obligations
At the Completion Meeting the Sellers shall deliver to the Purchasers or the Purchasers’ Lawyers:
1.All Third Party Consents obtained up until the Completion Meeting Date (if any);
2.the duly executed counterparts of the Domain Name Transfer Deeds;
3.all original documents in the possession of the Sellers relating to the Asset Intellectual Property Rights or the Domains and pending applications for the registration of Asset Intellectual Property Rights;
4.the Books and Records in possession of the Sellers;
5.a copy of each power of attorney under which any document to be delivered to the Purchasers has been executed; and
6.a copy of the minutes of a meeting of the board and/or supervisory board (as necessary to provide valid authorisation) of directors of each Seller authorising the execution by the relevant Seller of this Agreement and all other Transaction Documents to which it is a party.

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Part 2
Purchasers’ Obligations
At the Completion Meeting, Purchaser 1 shall:
6.1procure that the First Instalment Amount shall be transferred to the Sellers’ Designated Account by electronic transfer in immediately available cleared funds;
6.2deliver to the Sellers or the Sellers’ Lawyers a copy of the minutes of the meeting of the board of directors of Purchaser 1 authorising the execution of this Agreement and the other Transaction Documents to which it is a party; and
6.3deliver to the Sellers duly executed counterparts of the Domain Name Transfer Deeds.

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Schedule 3

Warranties
1.Incorporation and Authority
1.1Each Seller has been duly incorporated or formed and is validly existing under the laws of its place of incorporation or formation and has full power to carry on its business as it is carried on at the date of this Agreement.
1.2Each Seller is not insolvent or unable to pay its debts under applicable insolvency laws nor has it stopped paying debts as they fall due. No moratorium has been obtained nor any order been made, petition presented or resolution passed for the winding-up of any Seller. No administrator, receiver, monitor, manager or equivalent officer has been appointed by any person in respect of any Seller or any of the Assets, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed relating to any Seller.
1.3Each Seller and each other relevant member of the Sellers’ Group has full power and authority to enter into and perform this Agreement and each other Transaction Document to which it is a party (together, for the purposes of this paragraph 1, the “Documents”), each of which is valid and legally binding and constitutes (when executed) valid and legally binding obligations on it in accordance with the Documents’ respective terms. The execution, delivery and performance by, respectively, each Seller and each other relevant member of the Sellers’ Group of the Documents will not constitute a breach of any laws or regulations in any relevant jurisdiction or result in a breach of or constitute a default or otherwise be prohibited under (i) any provision of its articles of association, by-laws or equivalent constitutional documents; (ii) any order, judgment, decree or decision of any court or governmental authority in any jurisdiction; or (iii) any agreement or instrument to which a member of the Sellers’ Group is a party or by which it is bound.
1.4The execution, delivery and performance by the Sellers of their obligations under the Documents will not require any Seller nor any other member of the Sellers’ Group to obtain any consent, waiver or approval of, or give any notice to or make any registration or filing with, any governmental, regulatory, other authority or other person which has not been obtained or made at the date of this Agreement on a basis both unconditional and which cannot be revoked, provided that this paragraph 1.4 shall not extend to those consents, waivers or approvals referred to in the Conditions in Schedule 1.
2.Ownership of the Assets
2.1The Sellers are the sole legal and beneficial owners of the Assets.
2.2The Assets are free from all Encumbrances and the Sellers have made no agreement or commitment to give or create any Encumbrance over or affecting the Assets and no Seller has received any written claim from any person to be entitled to any such Encumbrance.
2.3Each of the Assets capable of physical possession is in the possession and control of the Sellers.
2.4Neither the Sellers nor any other member of the Sellers’ Group have agreed to acquire any Asset on terms that ownership does not pass until full payment is made.
3.Contracts and Operator Accounts
3.1In this paragraph 3, references to “contract” include any instrument, document, agreement, arrangement, obligation, understanding or commitment, whether in writing or not, and references to “material” shall mean material to the Assets.
3.2The Contracts in the Data Room are in all material respects true and accurate copies of the originals.
3.3None of the Contracts were entered into outside of the ordinary course of business.

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3.4Each of the Contracts is in full force and effect. So far as the Sellers are aware, no party is in breach of any Contract nor has any written allegation of any breach or invalidity been made or received by a Seller or any other member of the Sellers’ Group. No notice of termination of any Contract has been served by or received by a Seller or any other member of the Sellers’ Group. So far as the Sellers are aware, there are no grounds for the termination, rescission, avoidance or repudiation of any Contract.
3.5The list of Operator Accounts in Schedule 10 (Operator Accounts) is an accurate list of all active operator accounts relating to the Assets in existence during the months of January and February of 2024.
4.Compliance with Laws
4.1The Sellers and each other relevant member of the Sellers’ Group have, at all times in all material respects in the three (3) years prior to the date of this Agreement, dealt with the Assets in accordance with all applicable laws and regulations in each relevant jurisdiction in which the Assets have been used.
4.2The Sellers and each other relevant member of the Sellers’ Group have at all times, in the three (3) years prior to the date of this Agreement, dealt with the Assets in compliance with any applicable sanction laws, regulations, rulings and instructions given to the Sellers (or any relevant member of the Sellers’ Group) by any regulator (including the international sanction laws and regulations of the European Union, the United States and the United Nations, where applicable).
5.Compliance with Terms and Guidelines
The Sellers and each other relevant member of the Sellers’ Group have at all times in all material respects, in the three (3) years prior to the date of this Agreement, dealt with the operation of the Assets in accordance with:
(a)in connection with the Sellers’ contractual arrangements with online gambling operators, the applicable terms and conditions of the relevant online gambling operators; and
(b)in connection with the Sellers’ contractual arrangements with Alphabet Inc. and/or its affiliates (“Google”), the guidelines and terms of conditions of Google, as applicable to such arrangements.
6.Anti-Bribery and Improper Payments
6.1With respect to the Assets, neither a Seller nor any other member of the Sellers’ Group nor, so far as the Sellers are aware, any of its or their respective directors, officers, employees, independent contractors, agents or representatives (each, an “Associated Person”) has, in connection with the Assets, breached any Anti-Bribery laws or any applicable anti-money laundering law, rule or regulation or any books and records offences relating directly or indirectly to a bribe or, directly or indirectly:
(a)offered, promised or given a financial or other advantage to another person intending the advantage to induce or reward improper performance of a relevant function or activity, or knowing or believing that acceptance of the advantage itself constituted such improper performance or, in the case of a foreign public official, intending to influence that person in his official capacity and to obtain or retain business, or a business advantage, in each case including making or receiving any bribe, rebate, pay-off, influence payment, kick-back or other contribution or gifts contrary to Anti-Bribery Laws; or
(b)requested, agreed to receive or accepted a financial or other advantage, intending that it would induce or reward, or where it actually induced or rewarded, improper performance of a relevant function or activity, or where the relevant request, agreement to receive or acceptance itself constituted such improper performance or that performance was made in anticipation of it.

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6.2The Sellers and each other relevant member of the Sellers’ Group maintain in relation to dealing with the Assets, anti-corruption procedures and internal accounting controls which are designed to ensure compliance with all Anti-Bribery Laws.
7.Licences
7.1Complete and accurate copies (including of any variations or extensions of any of them) of all regulatory and commercial licences, consents, permits and other authorisations required to be obtained for or required in connection with operation of the Assets (the “Regulatory Licences”) are contained in the Data Room.
7.2Each Regulatory Licence is in full force and effect and unconditional or subject only to conditions that have been satisfied.
7.3The only Regulatory Licences granted to the Sellers or another member of the Sellers’ Group relating to the Assets are the only licences granted in respect of the operation of the Assets in Greece and Romania.
8.Finance Arrangements
Neither the Sellers nor any other member of the Sellers’ Group have received notice to repay any trade debt owed by it or them in respect of the Assets which is repayable on demand nor any other notice requiring early repayment of a trade debt in respect of the Assets, in each case, where such trade debit remains outstanding.
9.Powers of Attorney
Neither the Sellers nor any other member of the Sellers’ Group have given any power of attorney or other authority (express, implied or ostensible) which is still in force to any person to enter into any contract or commitment on its behalf in relation to the Assets.
10.Arrangements with Sellers and Sellers’ Group
Save as provided in this Agreement, neither any Seller nor any other member of the Sellers’ Group is entitled to a claim of any nature in relation to the Assets or has assigned such right to any other person.
11.Litigation and Investigations
11.1Neither the Sellers nor any other member of the Sellers’ Group is engaged in any litigation, arbitration, mediation or other legal proceedings (whether as plaintiff, defendant or otherwise) in respect of the Assets or the operation thereof and, no litigation, arbitration, mediation or other legal proceedings are pending or, so far as the Sellers are aware, have been threatened in writing, and, so far as the Sellers are aware, there are no circumstances likely to give rise to any such proceedings.
11.2So far as the Sellers are aware, neither the Sellers nor any other member of the Sellers’ Group are the subject of any investigation, enquiry or enforcement proceedings by any governmental or other body in respect of the Assets or the operation of the Assets. No investigations, enquiries, or enforcement proceedings are pending or, so far as the Sellers are aware, threatened and, so far as the Sellers are aware, there are no circumstances reasonably likely to give rise to any such investigation, enquiry or enforcement proceedings.
11.3So far as the Sellers are aware, no director or employee of any Seller or any other member of the Sellers’ Group is engaged in or subject to any of the matters referred to in paragraphs 11.1 and 11.2.
12.Events Since the Accounts Date
Since the Accounts Date:
(a)the Assets have been used in the ordinary course;
(b)there has been no Material Adverse Effect in relation to the Assets;

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(c)no Asset has been acquired or disposed of, nor has there been any agreement to acquire or dispose of any such Asset; and
(d)neither the Sellers nor any other member of the Sellers’ Group have borrowed or raised any money and no capital expenditure has been incurred, in each case in relation to any Asset.
13.Intellectual Property, Confidential Information and Data Protection
Domains
13.1All registration, renewal and other maintenance fees in respect of the Domains have been paid in full.
13.2Each Domain is solely, legally and beneficially owned by and is registered in the name of the member of the Sellers’ Group that is set out as the owner thereof in Schedule 7 (Domains).
13.3So far as the Sellers are aware, no third party is seeking the invalidation or revocation of the Domains. In the 12 months prior to the date of this Agreement, neither the Sellers nor any other member of the Sellers’ Group have received written notice of any opposition to the registration of, or written notice of any legal proceedings or claims relating to the Domains.
13.4So far as the Sellers are aware:
(a)the Domains are valid and enforceable; and
(b)there has been no act or omission by any of them that would jeopardise their validity, subsistence or enforceability.
Asset Intellectual Property Rights
13.5All Asset Intellectual Property Rights are solely, legally and beneficially owned by a Seller or another member of the Sellers’ Group. All Intellectual Property Rights and Domains are free from all Encumbrances and there is no agreement or commitment to give or create any Encumbrance over or affecting the Asset Intellectual Property Rights and Domains.
13.6Neither the Sellers nor any other member of the Sellers’ Group have received written notice of any legal proceedings, claims or complaints instituted against it in relation to any Asset Intellectual Property Rights or any Domain. So far as the Sellers are aware, the use by the Sellers or other members of the Sellers’ Group of the Asset Intellectual Property Rights does not infringe the Intellectual Property Rights of any third party.
13.7Neither the Sellers nor any other member of the Sellers’ Group have issued any notice of any legal proceedings, claims or complaints against a third party regarding the infringement of the Asset Intellectual Property Rights or any Domains. So far as the Sellers are aware, no third party has infringed or is infringing the Asset Intellectual Property Rights or any Domain.
13.8No employee or former employee of the Sellers nor any other member of the Sellers’ Group has any right to payment with respect to the use of, or any interest in, any Asset Intellectual Property Rights. The Asset Intellectual Property Rights have been developed by employees of the Sellers or other members of the Sellers’ Group acting in the course of their employment. All consultants, contractors, and/or employees who have developed or who have contributed to the development of any Asset Intellectual Property Rights have assigned to a Seller or another member of the Sellers’ Group pursuant to a valid, legally binding, written assignment, any right, title, and interest in such Asset Intellectual Property Rights which did not automatically vest in a Seller or any other member of the Sellers’ Group by virtue of any relevant law.

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Trade Secrets
13.9The Sellers have not disclosed any trade secrets to any third party except under written terms which provide full protection for such trade secrets.
Data Protection
13.10For the purposes of paragraphs 13.10 to 13.13, “DP Laws” means (i) Regulation (EU) 2016/679 (the “GDPR”); EU Directives 2002/58/EC and 2009/136/EC (each as implemented into the national Laws of EU Member States); (ii) Regulation (EU) 2016/679, as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of the Data Protection Act 2018 (the “DPA 2018”) as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019 (the “UK GDPR”); or (iii) other equivalent laws and regulations in other jurisdictions, each as amended, consolidated or replaced from time to time.
13.11The Sellers and each other relevant member of the Sellers’ Group have complied in all material respects with all applicable Data Protection Laws.
13.12Neither the Sellers nor any other member of the Sellers’ Group have received any written communication from any applicable authorities established pursuant to DP Laws:
(a)alleging and/or enforcing non-compliance with any DP Law; or
(b)requesting an audit or compliance check relating to Data Protection Law; or
(c)requiring them to undertake an audit or compliance check or to change or delete any data or prohibiting the transfer of data to a third party.
13.13No individual has claimed or taken compensation or legal action in respect of any breach of any rights or obligations under any DP Law.
1.Employment
13.1For the purposes of this paragraph 14, “Incentive Plan” means any incentive, bonus, commission or similar plan, agreement, arrangement, obligation, or commitment of any member of the Sellers’ Group in which any Transferring Employee or Cyprus Employee or their dependants may participate from time to time, whether involving cash, shares, or any other securities.
13.2Details of the Transferring Employees and the Cyprus Employees and their employment are contained in folder 6.11 of the Data Room, including, without limitation, their job titles, dates of commencement of employment and continuous employment, notice periods, annual salaries, bonuses and other benefits (other than Pension Benefits).
13.3The Data Room contains a representative sample of standard terms and conditions, staff handbooks and policies which apply to the Transferring Employees and the Cyprus Employees and identifies which terms and conditions apply to which categories of employees.
13.4Details of the Incentive Plans, including the rules or other governing documents and details of participants, outstanding awards or payments, and any payments made to participants in the past year are contained in folder 6 of the Data Room.
13.5No payment or benefit to, nor any change to the rights or entitlements of, any Transferring Employee, Cyprus Employee or their dependants will be triggered as a direct or indirect consequence of the completion of the transaction contemplated by this Agreement.
13.6No Transferring Employees or Cyprus Employees require sponsorship or other relevant permission to legally work in the jurisdiction in which they work.
13.7Since the Accounts Date, no member of the Sellers’ Group has made, announced, or proposed any material changes to the salary, benefits, or other terms of employment or engagement of any Transferring Employee or Cyprus Employee and no member of the Sellers’ Group is under any express or implied obligation to make any such changes.

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13.8No Transferring Employee or Cyprus Employee has given or received notice to terminate his employment.
13.9There is no policy, scheme, arrangement, or agreement in place under which any member of the Sellers’ Group is, or may become, obliged to make any payment or provide any benefit to any Transferring Employee or Cyprus Employee in respect of termination of their employment in excess of that Transferring Employee’s or Cyprus Employee’s entitlement under applicable law.
13.10So far as the Sellers are aware, there are no amounts owing or agreed to be loaned or advanced by any member of the Seller’s Group to any Transferring Employee or Cyprus Employee (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).
13.11No member of the Sellers’ Group has within the last three (3) years been engaged or involved in any trade dispute with any Transferring Employees or Cyprus Employees, trade union, works council, special negotiating body, staff association or any other body representing Transferring Employees or Cyprus Employees and no event has occurred which could or might give rise to any such dispute and no industrial action involving Transferring Employees or Cyprus Employees, official or unofficial, is now occurring or threatened.
6.1No member of the Seller’s Group is currently involved in any employment dispute with any Transferring Employees or Cyprus Employees or any trade union or staff association or other body representing the Transferring Employees or Cyprus Employees and as far as the Sellers are aware there are no circumstances (including any ongoing disciplinary or grievance procedure) which may result in any such dispute arising.
6.2As far as the Sellers’ are aware, no Transferring Employee has any claim or right of action, either actual or which can reasonably be anticipated, against any member of the Sellers’ Group.
13.12There have been no automatic transfers of Transferring Employees or Cyprus Employees by operation of law within the eighteen (18) months preceding the date of this Agreement.
14.Pensions
For the purposes of this paragraph 15, the following expressions shall have the following meanings:
“2004 Act” means the Pensions Act 2004;
“Beneficiary” means an Transferring Employee, or a dependant of Transferring Employee;
“Defined Contribution Plan” means a plan that provides for an individual account for each participant and for Pension Benefits based solely on the amount contributed to the participant’s account and any income, expenses, gains and losses and any forfeitures of accounts of other participants which may be allocated to such participant’s account;
“Pension Benefits” means any pension, lump sum or other benefit payable on, in anticipation of, or following retirement or death, reaching a particular age, or in similar circumstances;; and
“Pension Plans” means those pension plans contained in folders 6.3 and 6.4 of the Data Room.
15.1Other than the Pension Plans, there are no agreements, arrangements, obligations or commitments (whether funded or unfunded) under which any member of the Sellers’ Group is required to make payment of a contribution towards, or other provision for, Pension Benefits for the benefit of any Beneficiary. No undertaking or assurance (whether written or oral) has been given by any member of the Sellers’ Group to any person as to the continuance or introduction of any plan or arrangement for the provision of Pension Benefits, or any increase, augmentation or improvement of any Pension Benefits(including those provided under the Pension Plans).
15.2Particulars of the Pension Plans are contained in folders 6.3 and 6.4 of the Data Room.

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15.3Each Pension Plan is a Defined Contribution Plan and no member of the Seller’s Group is or ever has been:
(a)an employer (for the purpose of section 318(1) of the 2004 Act) of an occupational pension scheme within the meaning of section 1 of the Pension Schemes Act 1993 which is not a Defined Contribution Plan; or
(b)associated or connected with such an employer, as such terms are defined in section 51 of the 2004 Act.
15.4So far as the Sellers are aware, the Pension Plans have been operated at all times and in all material respects in accordance with their governing documents and in compliance with all applicable laws and regulatory requirements, including, without limitation, any applicable laws or regulatory requirements relating to the funding of Pension Benefits, eligibility for Pension Benefits, discrimination, mandatory enrolment and any applicable requirements of any relevant tax authority.
15.5There are no outstanding contributions, costs (including levies) or expenses payable by any member of the Sellers’ Group in respect of the Pension Plans as regards the Transferring Employees, and no member of the Sellers’ Group has any other outstanding monetary obligations (including actuarial, consultancy, legal, or other fees) to or in respect of the Pension Plans.
15.6No claim has been made or threatened against any member of the Seller’s Group or the trustees or administrators of any of the Pension Plans, or against any person whom any member of the Seller’s Group is or may be liable to indemnify or compensate, in connection with any of the Pension Plans (other than routine claims for benefits), nor, so far as the Sellers are aware, are there any circumstances which may give rise to any such claim.
6.1No member of the Seller’s Group has any liability to make any payment pursuant to sections 75 or 75A of the Pensions Act 1995 and there no circumstances which are reasonably likely to give rise to any such liability.
15.Unacceptable Revenue
No revenue deriving from the operation of the Assets earned at any time during the three (3) years ending on the date of this Agreement has been derived from Unacceptable Revenue Sources (provided that, for the purposes of this warranty, the words "as at the Completion Effective Date" in the definition of Unacceptable Revenue Sources shall be read as "during the three years ending on the date of this Agreement").

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Schedule 4

Sellers’ Limitations on Liability
1.Limitations on Quantum
The liability of the Sellers in respect of any Claim:
1.1save for any Claim for breach of any of the Fundamental Warranties, shall not arise unless and until the amount of such Claim (when aggregated with all other Claims based on the same or similar facts or in respect of the same Warranty) exceeds fifty thousand United States Dollars (US$30,000), in which case a Purchaser shall be entitled to claim the whole of such amount and not merely the excess;
1.2save for any Claim for breach of any of the Fundamental Warranties, shall not arise unless and until the amount of all Claims for which they would, in the absence of this provision be liable, exceeds four hundred thousand United States Dollars (US$200,000), in which case a Purchaser shall be entitled to claim the whole of such amount and not merely the excess; and
1.3in respect of Claims under the Warranties (other than the Fundamental Warranties and paragraph 16 (Unacceptable Revenue) of Schedule 3), shall not (when aggregated with the amount of all other such Claims) exceed US$7,500,000; and
1.4shall not (when aggregated with the amount of all other Claims) exceed the total sum of the First Instalment Amount, the Second Instalment Amount, the Third Instalment Amount and the Variable Component actually received by the Sellers.
2.Time Limits
2.1The Sellers shall not be liable in respect of any Claim unless written notice of the matter giving rise to the Claim so far as then known to the Purchasers is given by or on behalf of the Purchasers to the Sellers by no later than eighteen (18) months from the Completion Effective Date.
2.2Notices of Claims against the Sellers shall be given by the Purchasers to the Sellers as soon as reasonably practicable and in any event within the time limit specified in paragraph 2.1.
2.3Subject to paragraph 2.4, any claim notified pursuant to paragraph 2.1 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn on the date which falls nine (9) months after the notice is given pursuant to paragraph 2.2, unless at the relevant time legal proceedings in respect of the claim have been commenced by being both issued and served.
2.4Where the claim arises by reason of a liability which, at the time of service of the notice, is contingent only or otherwise not capable of being quantified, the nine (9) month period in paragraph 2.2 shall commence from the date on which the liability becomes contingent or capable of being quantified.
3.General Limitations
No liability (whether in contract, tort or otherwise) shall attach to the Sellers in respect of any Claim to the extent that:
3.1the Claim or the events giving rise to the Claim would not have arisen but for an act, omission or transaction of the Purchasers' Group or any member thereof;
3.2the Claim occurs wholly or partly out of or the amount thereof is increased as a result of:
(a)any change in law or regulation or interpretation thereof by the English courts or by HMRC; or
(b)the loss or damage giving rise to the Claim being recovered by the Purchasers’ Group under any policy of insurance.

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3.3Conduct of Claims
If any claim is made against the Purchasers’ Group which may give rise to a Claim, the Purchasers shall and shall procure that the Purchasers’ Group shall:
(a)inform the Sellers’ Representative in writing of any fact, matter, event or circumstance which comes to its notice or to the notice of the Purchasers’ Group whereby it appears likely that the Sellers are or may be liable to make any payment in respect of any Claim or whereby it appears likely that the Purchasers’ Group shall become or may become entitled to recover from some other person a sum which is referable to a payment already made by the Sellers in respect of such a claim;
(b)thereafter keep the Sellers’ Representative informed of any material developments in relation thereto;
(c)for the duration of the claim, provide such information and documentation as the Seller reasonably shall request in connection therewith; and
(d)not settle a claim to which such action is referable without the prior consultation with the Sellers’ Representative.
4.Losses
The Sellers shall not be liable for Claims in respect of any loss of profit, loss of goodwill, or any indirect or consequential loss.
5.Other Compensation
The Sellers shall not be liable under this Agreement or the Transaction Documents if and to the extent that the subject of such Claim has been made or is made good or is otherwise compensated for without cost to the Purchasers or any member of the Purchasers’ Group.
6.No Double Recovery
The Purchasers shall be entitled to bring more than one Claim arising out of the same subject matter, fact, event or circumstance, but shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage or deficiency, irrespective of whether it gives rise to more than one Claim.
7.Mitigation of losses
The Purchasers shall comply with its common law duty to mitigate loss.
8.Exclusion of Sellers’ Limitations
Nothing in this Schedule 4 applies to a Claim that arises or is delayed as a result of fraud or dishonesty by the Sellers, any other member of the Sellers’ Group, or any of their respective Agents.

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Schedule 5

Transferring Employees
[OMITTED]

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Schedule 6

Novation Contracts
[OMITTED]

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Schedule 7

Domains
[OMITTED]

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Schedule 8

Asset Migration Plan and Requirements
[OMITTED]

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Schedule 9

Revenues and Deduction Amounts
[OMITTED]

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Schedule 10

Operator Accounts
[OMITTED]

Schedule 11

Revenue Collection Process
[OMITTED]

Schedule 12

Guarantee and Indemnity
1.Guarantee and Indemnity
The Guarantor irrevocably and unconditionally:
1.1guarantees to each Seller, whenever the Purchasers do not pay any amount when due and payable under or in connection with this Agreement (the “Consideration”), to pay on demand that amount as if it was the principal obligor; and
1.2indemnifies each Seller against all losses, damages, costs and expenses they incur arising from any failure by a Purchaser to pay the Consideration, except where a Purchaser’s failure to pay a proportion of the Consideration is a result of ongoing good faith discussions between the Parties in respect of the valuation of the Variable Component, provided that the liability of the Guarantor shall not exceed the total sum of the First Instalment Amount, the Second Instalment Amount, the Third Instalment Amount and the Variable Component (if any),
(together “this Guarantee and Indemnity”).
2.Continuing Security
This Guarantee and Indemnity is to be a continuing security which shall remain in full force and effect until all of the obligations of the Purchasers in respect of the Consideration under this Agreement shall have been fulfilled in accordance with the terms of this Agreement and this Guarantee and Indemnity is to be in addition, and without prejudice to, and shall not merge with, any other right, remedy, guarantee, indemnity or security which the Sellers may now or hereafter hold in respect of all or any of the obligations of the Purchasers under this Agreement.
3.Sellers’ Protections
The liability of the Guarantor under this Guarantee and Indemnity shall not be affected, impaired or discharged by reason of any act, omission, matter or thing which but for this provision might operate to release or otherwise exonerate the Guarantor from its obligations hereunder including, without limitation:
(a)any amendment, variation or modification to, or replacement of this Agreement;
(b)the taking, variation, compromise, renewal, release, refusal or neglect to perfect or enforce any rights, remedies or securities against a Purchaser or any other person;
(c)any time or indulgence or waiver given to, or composition made with, the Seller or any other person; or
(d)a Purchaser becoming insolvent, going into receivership or liquidation or having an administrator appointed.
4.Further Protection
This Guarantee and Indemnity shall continue in full force and will extend to the ultimate balance of sums payable by the Purchasers under this Agreement, regardless of any intermediate payment or discharge in whole or in part or where any obligation of a Purchaser becomes unenforceable against it.
5.Primary Obligations
This Guarantee and Indemnity shall constitute the primary obligations of the Guarantor and the Sellers shall not be obliged to make any demand on the Purchasers or any other person before enforcing its rights against the Guarantor under this Guarantee and Indemnity.

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6.Waiver
No delay or omission of the Sellers in exercising any right, power or privilege under this Guarantee and Indemnity shall impair such right, power or privilege or be construed as a waiver of such right, power or privilege nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.
7.Invalidity
If at any time any one or more of the provisions of this Guarantee and Indemnity is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not be in any way affected or impaired thereby.

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Signed for and on behalf of XLMedia PLC	/s/ Marcus Rich Authorised signatory
/s/David King Authorised signatory

Signed for and on behalf of XLMedia Publishing Limited	/s/ David King Authorised signatory

Signed for and on behalf of GDC Media Limited	/s/ John O'Shea Authorised signatory

Signed for and on behalf of GDC UKGB Limited	/s/ John O'Shea Authorised signatory

Signed for and on behalf of Gambling.com Group Limited	/s/ Charles Gillespie Authorised signatory